UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material under §240.14a-12

MicroStrategy Incorporated

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 17, 2013

Dear MicroStrategy Stockholder:

You are cordially invited to our Annual Meeting of Stockholders on Wednesday, May 15, 2013, beginning at 10:00 a.m., local time, at MicroStrategy’s offices, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182. The enclosed notice of annual meeting sets forth the proposals that will be presented at the meeting, which are described in more detail in the enclosed proxy statement. The Board of Directors recommends that you vote “FOR” these proposals.

We look forward to seeing you there.

Very truly yours,

Michael J. Saylor

Chairman of the Board and

Chief Executive Officer

1850 Towers Crescent Plaza

Tysons Corner, Virginia 22182

Notice of Annual Meeting of Stockholders

to be held on Wednesday, May 15, 2013

The Annual Meeting of Stockholders (the “Annual Meeting”) of MicroStrategy Incorporated, a Delaware corporation (the “Company”), will be held at MicroStrategy’s offices, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182, on Wednesday, May 15, 2013 at 10:00 a.m., local time, to consider and act upon the following matters:

1.	To elect eight (8) directors for the next year;

2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 18, 2013 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Sanju K. Bansal

Vice Chairman, Executive Vice

President and Secretary

Tysons Corner, Virginia

April 17, 2013

A STOCKHOLDER MAY OBTAIN ADMISSION TO THE MEETING BY IDENTIFYING HIMSELF OR HERSELF AT THE MEETING AS A STOCKHOLDER AS OF THE RECORD DATE. FOR A RECORD OWNER, POSSESSION OF A COPY OF A PROXY CARD WILL BE ADEQUATE IDENTIFICATION. FOR A BENEFICIAL (BUT NOT OF RECORD) OWNER, A COPY OF A BROKER’S STATEMENT SHOWING SHARES HELD FOR HIS OR HER BENEFIT ON MARCH 18, 2013 WILL BE ADEQUATE IDENTIFICATION.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO HELP ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

MICROSTRATEGY INCORPORATED

1850 Towers Crescent Plaza

Tysons Corner, Virginia 22182

Proxy Statement for the Annual Meeting of Stockholders

to be held on Wednesday, May 15, 2013

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of MicroStrategy Incorporated (the “Company,” “MicroStrategy,” “we” or “us”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 15, 2013, at MicroStrategy’s offices, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182 at 10:00 a.m., local time, and at any adjournment thereof. For directions to the location of the Annual Meeting, please call (703) 848-8600 between the hours of 8:00 a.m. and 5:30 p.m. local time on normal business days, and press “0” after hearing the voice prompt. All executed proxies will be voted in accordance with the stockholders’ instructions on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders, and if no choice is specified, executed proxies will be voted in accordance with the Board of Directors’ recommendations on such matters as set forth in this proxy statement. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

On March 18, 2013, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 9,073,350 shares of our class A common stock, par value $0.001 per share, and an aggregate of 2,227,327 shares of our class B common stock, par value $0.001 per share (the class A common stock and the class B common stock are collectively referred to as the “Common Stock”). Each share of class A common stock entitles the record holder thereof to one vote on each of the matters to be voted on at the Annual Meeting and each share of class B common stock entitles the record holder thereof to ten votes on each of the matters to be voted on at the Annual Meeting.

Our Annual Report to Stockholders for 2012 is being mailed to stockholders, along with these proxy materials, on or about April 23, 2013. Our Annual Report to Stockholders includes our Annual Report on Form 10-K for 2012 as filed with the Securities and Exchange Commission (the “SEC”), except for any exhibits thereto. We will provide such exhibits to any stockholder upon written request. Please address requests to the Secretary of MicroStrategy, c/o MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182.

Votes Required

The holders of shares of Common Stock representing a majority of the votes entitled to be cast at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

The affirmative vote of a plurality of the votes cast by the holders of Common Stock voting on the matter is required for the election of directors (Proposal 1). The affirmative vote of a majority of the votes cast by the holders of Common Stock voting on the matter is required for the ratification of the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal 2).

Shares which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the proposals referenced above.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 15, 2013

The Notice of Annual Meeting, Proxy Statement, and Annual Report for the fiscal year ended December 31, 2012 are available on our website at http://ir.microstrategy.com/financials.cfm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock as of March 18, 2013, unless otherwise indicated, by:

•	each person who is known by us to beneficially own more than 5% of any class of our Common Stock,

•	each director or nominee for director,

•	each of the executive officers named in the Summary Compensation Table set forth under the caption “Executive and Director Compensation” below, and

•	all directors and executive officers as a group.

	Number of Shares Beneficially Owned(2)				Percentage of Total Economic Interest (2)(3)	Percentage of Total Voting Power (2)(3)
	Class A Common Stock		Class B Common Stock
Beneficial Owner (1)	Shares	% of Class	Shares	% of Class
Michael J. Saylor (4)	—	—	2,011,668	90.3	17.8	64.2
Douglas K. Thede	—	—	—	—	—	—
Jonathan F. Klein	—	—	—	—	—	—
Bob Watts	—	—	—	—	—	—
Peng Xiao	—	—	—	—	—	—
Donald W. Hunt (5)	—	—	—	—	—	—
Jeffrey A. Bedell (6)	20,270	*	—	—	*	*
Sanju K. Bansal (7)	5,800	*	215,659	9.7	2.0	6.9
Matthew W. Calkins	—	—	—	—	—	—
Robert H. Epstein (8)	200	*	—	—	*	*
David W. LaRue	—	—	—	—	—	—
Jarrod M. Patten	—	—	—	—	—	—
Carl J. Rickertsen (9)	3,000	*	—	—	*	*
Thomas P. Spahr (10)	9,965	*	—	—	*	*
BlackRock, Inc. (11)	941,522	10.4	—	—	8.3	3.0
Eminence Capital, LLC (12)	844,992	9.3	—	—	7.5	2.7
Invesco Ltd. (13)	570,428	6.3	—	—	5.0	1.8
The Vanguard Group, Inc. (14)	524,844	5.8	—	—	4.6	1.7
Entities affiliated with Artisan Partners Holdings LP (15)	499,395	5.5	—	—	4.4	1.6
All directors and executive officers as a group (13 persons) (16)	19,565	*	2,227,327	100.0	19.9	71.1

*	Less than 1.0%.

(1)	Each beneficial owner named in the table above (except as otherwise indicated in the footnotes below) has an address in care of MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182.

(2)	The inclusion of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Percentages in the table have been calculated based on 9,073,350 shares of class A common stock and 2,227,327 shares of class B common stock outstanding as of March 18, 2013.

(3)	The percentage of total economic interest and the percentage of total voting power are each calculated by treating the shares of our class A common stock and class B common stock together as a single class. Shares of class A common stock generally have the same rights, including rights to dividends, as shares of class B common stock, except that shares of class A common stock have one vote per share while shares of class B common stock have ten votes per share. Each share of class B common stock is convertible at any time, at the option of the holder, into one share of class A common stock.

(4)	Mr. Saylor’s holdings of Common Stock consist of 2,011,668 shares of class B common stock owned by Alcantara LLC, which is wholly owned by Mr. Saylor. Mr. Saylor has sole voting power and sole dispositive power with respect these shares of class B common stock.

(5)	Mr. Hunt’s employment with the Company ended on November 9, 2012. The information regarding Mr. Hunt reflected in the table is based solely upon information obtained through Company records.

(6)	Mr. Bedell’s holdings of Common Stock consist of 20,270 shares of class A common stock held by Mr. Bedell directly. Mr. Bedell’s employment with the Company ended on March 22, 2013. The information regarding Mr. Bedell reflected in the table is based solely upon information obtained through Company records.

(7)	Mr. Bansal’s holdings of Common Stock consist of 213,302 shares of class B common stock owned by Shangri-La LLC, which is wholly owned by Mr. Bansal, 2,357 shares of class B common stock held by Mr. Bansal directly, and 5,800 shares of class A common stock owned by a foundation for which Mr. Bansal acts as the sole trustee.

(8)	Mr. Epstein’s holdings of Common Stock consist of 200 shares of class A common stock held by Mr. Epstein directly.

(9)	Mr. Rickersten’s holdings of Common Stock consist of 3,000 shares of class A common stock held by Mr. Rickertsen directly.

(10)	Mr. Spahr’s holdings of Common Stock consist of 8,565 shares of class A common stock held in his own name and 1,400 shares of class A common stock owned by a foundation for which Mr. Spahr acts as the president and a director.

(11)	Beneficial ownership (and other information in this footnote) is as of January 31, 2013, based on a Schedule 13G/A filed on February 11, 2013 with the SEC by BlackRock, Inc. BlackRock, Inc. beneficially owns 941,522 shares of class A common stock, for which it has sole voting power and sole dispositive power. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(12)

Beneficial ownership (and other information in this footnote) is as of December 31, 2012, based on a Schedule 13G/A filed on February 14, 2013 with the SEC by Eminence Capital, LLC, Eminence GP, LLC, and Ricky C. Sandler. The foregoing entities and person beneficially own 844,992 shares of class A common stock. Eminence Capital LLC has shared voting power and shared dispositive power with respect to 841,725 shares of class A common stock; Eminence GP, LLC has shared voting power and shared dispositive power with respect to 765,377 shares of class A common stock; and Ricky C. Sandler has sole voting power and sole dispositive power with respect to 1,367 shares of class A common stock and shared voting power and shared dispositive power with respect to 843,625 shares of class A common stock. The principal business and principal office address of Eminence Capital, LLC and Eminence GP, LLC, and the business address of Ricky C. Sandler, is 65 East 55th Street, 25th Floor, New York, NY 10022.

(13)	Beneficial ownership (and other information in this footnote) is as of December 31, 2012, based on a Schedule 13G filed on February 13, 2013 with the SEC by Invesco Ltd., Invesco Advisers Inc., Invesco National Trust Company, and Invesco PowerShares Capital Management. The foregoing entities beneficially own 570,428 shares of class A common stock, and have sole voting power with respect to 543,004 of these shares and sole dispositive power with respect to all of these shares. The principal business address of Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, GA 30309.

(14)	Beneficial ownership (and other information in this footnote) is as of December 31, 2012, based on a Schedule 13G/A filed on February 12, 2013 with the SEC by The Vanguard Group, Vanguard Fiduciary Trust Company, and Vanguard Investments Australia, Ltd. These entities beneficially own 524,844 shares of class A common stock, for which they have sole voting power with respect to 12,082 shares of class A common stock, shared dispositive power with respect to 11,682 shares of class A common stock, and sole dispositive power with respect to 513,162 shares of class A common stock. The principal business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(15)	Beneficial ownership (and other information in this footnote) is as of December 31, 2012, based on a Schedule 13G/A filed on February 7, 2013 with the SEC by Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Investment Corporation, the general partner of Artisan Holdings (“Artisan Corp.”), Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investments GP LLC, the general partner of Artisan Partners (“Artisan Investments”), ZFIC, Inc., the sole stockholder of Artisan Corp. (“ZFIC”), Andrew A. Ziegler, Carlene M. Ziegler, and Artisan Partners Funds, Inc. (“Artisan Funds”). Artisan Holdings, Artisan Corp., Artisan Partners, Artisan Investments, ZFIC, Inc., Andrew A. Ziegler, and Carlene M. Ziegler beneficially own 499,395 shares of class A common stock, for which each of the foregoing entities and persons shares voting power with respect to 472,371 shares and dispositive power with respect to 499,395 shares. The shares held by Artisan Partners include 323,371 shares held on behalf of Artisan Funds. The address of Artisan Holdings and affiliated entities is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(16)	Shares of Common Stock held by the directors and executive officers as a group consist of 19,565 shares of class A common stock and 2,227,327 shares of class B common stock, which shares are convertible into the same number of shares of class A common stock at any time at the option of the holder.

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers and their ages and positions as of April 17, 2013 are as follows:

Name	Age	Title
Michael J. Saylor	48	Chairman of the Board of Directors and Chief Executive Officer
Jonathan F. Klein	46	President & Chief Legal Officer
Paul N. Zolfaghari	48	President
Douglas K. Thede	44	Senior Executive Vice President & Chief Financial Officer
Bob Watts	45	Senior Executive Vice President & Chief Operating Officer
Peng Xiao	39	Senior Executive Vice President & Chief Technology Officer

Set forth below is certain information regarding the professional experience of each of the above-named persons.

Michael J. Saylor has served as chief executive officer and chairman of the Board of Directors since founding MicroStrategy in November 1989 and previously served as president from November 1989 to November 2000 and from January 2005 to October 2012. Prior to that, Mr. Saylor was employed by E.I. du Pont de Nemours & Company as a venture manager from 1988 to 1989 and by Federal Group, Inc. as a consultant from 1987 to 1988. Mr. Saylor received an S.B. in Aeronautics and Astronautics and an S.B. in Science, Technology and Society from the Massachusetts Institute of Technology.

Jonathan F. Klein has served as president & chief legal officer since October 2012 and previously served as executive vice president, law & general counsel from December 2007 to October 2012, as vice president, law and general counsel from November 1998 to December 2007, and as corporate counsel from June 1997 to November 1998. From September 1993 to June 1997, Mr. Klein was an appellate litigator with the United States Department of Justice. Mr. Klein received a B.A. in Economics from Amherst College and a J.D. from Harvard Law School.

Paul N. Zolfaghari has served as president since November 2012. Prior to that, Mr. Zolfaghari served as chief operating officer of ParAccel, Inc., an analytic database company headquartered in California, a position he held from January 2011 to November 2012. Prior to his tenure at ParAccel, Mr. Zolfaghari served as MicroStrategy’s executive vice president, worldwide sales & operations from December 2007 to January 2011, as vice president, worldwide sales and operations from August 2006 to December 2007, as vice president, worldwide business affairs from March 2005 to August 2006, as vice president & chief of staff from July 2003 to March 2005, as chief of staff from November 2000 to July 2003, and as assistant to MicroStrategy’s president & chief executive officer from December 1999 to November 2000. Mr. Zolfaghari received a B.A. in English from Gettysburg College and a J.D. from the University of Pittsburgh.

Douglas K. Thede has served as senior executive vice president & chief financial officer since October 2012 and as treasurer since November 2008 and previously served as executive vice president, finance & chief financial officer from September 2009 to October 2012, as interim chief financial officer from March 2009 to September 2009, as vice president, worldwide tax from November 2008 to September 2009, as acting vice president, worldwide controller from March 2009 to June 2009 and as vice president, worldwide tax planning & compliance from the time he joined MicroStrategy in June 2008 to March 2009. Prior to joining MicroStrategy, Mr. Thede served as senior director, tax of Convergys Corporation, an S&P 500 company that provides relationship management solutions, from March 2005 to May 2008, and as senior tax manager at PricewaterhouseCoopers LLP from August 2003 to March 2005. Mr. Thede also served a total of twelve years with Cincinnati Bell Inc., Ernst & Young LLP and KPMG Peat Marwick from 1991 to 2003. Mr. Thede is a certified public accountant and received a B.S. in Business from Miami University.

Bob Watts has served as senior executive vice president & chief operating officer since October 2012 and previously served as executive vice president, worldwide professional services from October 2009 to October 2012 and as vice president, worldwide consulting & education services from January 2008 to September 2009. Prior to joining MicroStrategy, Mr. Watts served a total of nine years with Parametric Technology Corporation (PTC), a product lifecycle management and enterprise content management solutions provider, where he held positions of increasing responsibility including senior vice president, global services from 2004 to 2007. Prior to joining PTC, Mr. Watts served as director—product development and configuration management for Texas Instruments’ Defense Systems division from 1996 to 1998. Mr. Watts also served as an aviation officer with the United States Army from 1990 to 1996. Mr. Watts received a B.S. in Electrical Engineering from the United States Military Academy at West Point and an M.S. in Business Organizational Management from the University of La Verne.

Peng Xiao has served as senior executive vice president & chief technology officer since October 2012 and previously served as executive vice president, network and applications engineering from March 2012 to October 2012, as executive vice president & chief information officer from December 2007 to February 2012, and as vice president & chief information officer from May 2006 to December 2007. From April 1999 to May 2006, Mr. Xiao held various positions of increasing responsibility in the information systems department. Prior to joining MicroStrategy, Mr. Xiao served as the head of IT operations for Bond and Pecaro, a strategic consulting firm. Mr. Xiao received a B.S. in Computer Science and a B.A. in International Business from Hawaii Pacific University and an M.A. in International Affairs from The George Washington University.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors proposes the election of the persons listed below as directors of the Company. Each current director of the Company has been nominated for re-election.

The persons named in the enclosed proxy will vote to elect as directors the eight nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors. Each director will be elected to hold office until the next annual meeting of stockholders (and until the election and qualification of his successor or his earlier death, resignation or removal).

Nominees

Set forth below, for each nominee, are his name and age, positions with the Company, principal occupation and business experience during at least the past five years, the year of commencement of his term as a director of the Company and the names of other public companies in which he currently holds directorships or has held directorships during the past five years. We have also presented information below regarding each nominee’s specific experience, qualifications, attributes, and skills that led our Board to the conclusion that he should serve as a director.

Michael J. Saylor (48) has served as chief executive officer and chairman of the Board of Directors since founding MicroStrategy in November 1989 and previously served as president from November 1989 to November 2000 and from January 2005 to October 2012. Prior to that, Mr. Saylor was employed by E.I. du Pont de Nemours & Company as a venture manager from 1988 to 1989 and by Federal Group, Inc. as a consultant from 1987 to 1988. Mr. Saylor received an S.B. in Aeronautics and Astronautics and an S.B. in Science, Technology and Society from the Massachusetts Institute of Technology. We believe that Mr. Saylor is well-suited to serve on our Board of Directors due to his position as our chief executive officer and his more than twenty years with the Company, including as its founder. In addition to his leadership expertise, Mr. Saylor is regarded as a technology visionary, and has deep knowledge of the Company’s history, strategy, technology, and culture, as well as unique insight into the Company’s product development, marketing, finance, and operations.

Sanju K. Bansal (47) has been a member of the Board of Directors of MicroStrategy since September 1997 and has served as vice chairman of the Board of Directors since November 2000. Mr. Bansal has served as executive vice president since 1993 and was previously chief operating officer from 1993 to October 2012, and vice president, consulting from 1990 to 1993. Mr. Bansal has also served as secretary since August 1997. Prior to joining MicroStrategy, Mr. Bansal was a consultant at Booz Allen & Hamilton, a worldwide technical and management consulting firm, from 1987 to 1990. Mr. Bansal serves as a member of the board of directors of The Advisory Board Company, a research services company listed on the Nasdaq Global Select Market. He received an S.B. in Electrical Engineering from the Massachusetts Institute of Technology and an M.S. in Computer Science from The Johns Hopkins University. We believe that Mr. Bansal is well-suited to serve on our Board of Directors due to his more than twenty years with the Company, including as a co-founder. In addition to his operational expertise, Mr. Bansal provides historical Company knowledge and continuity to the Board of Directors.

Matthew W. Calkins (40) has been a member of the Board of Directors of MicroStrategy since November 2004. In 1999, Mr. Calkins founded Appian Corporation, a privately-held business process management software company, where he has served as president and chief executive officer since its founding. Mr. Calkins received a B.A. in Economics from Dartmouth College. We believe that Mr. Calkins is well-suited to serve on our Board of Directors due to his experience in the software and services fields as a company founder and chief executive officer, which enables him to provide our Board of Directors with insight into key industry issues and trends and perspective regarding senior business leadership and operational matters.

Robert H. Epstein (60) has been a member of the Board of Directors of MicroStrategy since January 2006. Mr. Epstein is currently president and chief executive officer of Takeda Lace, Inc., a company that provides consulting services on all aspects of the textile business and has also engaged in trading and distribution for various Asian textile manufacturing firms. From May 2002 to October 2007, Mr. Epstein was president and chief executive officer of Takeda Lace USA, Inc., the U.S. subsidiary of Japan-based textile manufacturer Takeda Lace Co., Ltd. From October 2001 to May 2002, Mr. Epstein pursued various business opportunities, including serving as a consultant for Warnaco Inc., an apparel manufacturer. From June 1978 to October 2001, Mr. Epstein served in various positions at textile manufacturer Liberty Fabrics of New York, Inc., concluding his tenure as division president and chief operating officer. Mr. Epstein received a B.S. in Psychology from Columbia University and did coursework at the Stern School of Business at New York University. We believe that Mr. Epstein is well-suited to serve on our Board of Directors due to his leadership and management expertise as a chief executive officer, and his international experience, particularly in the Asia Pacific region.

David W. LaRue, Ph.D. (62) has been a member of the Board of Directors of MicroStrategy since February 2006. Dr. LaRue was a member of the accounting faculty of the University of Virginia’s McIntire School of Commerce for twenty-five years prior to his retirement in May 2008. Dr. LaRue has published several technical and policy articles in prominent tax and accounting journals and has testified on tax policy issues before the Ways and Means Committee of the U.S. House of Representatives and the U.S. Treasury Department. Dr. LaRue currently serves as an independent consultant on matters involving tax, accounting, and financial issues. He has been recognized as an expert witness in accounting, taxation, finance, and/or economics by the U.S. Tax Court, the Federal Claims Court, and several Federal District Courts. We believe that Dr. LaRue is well-suited to serve on our Board of Directors due to his extensive accounting, finance, and tax experience, which provides the Board of Directors with important perspectives on financial matters.

Jarrod M. Patten (41) has been a member of the Board of Directors of MicroStrategy since November 2004. In 1996, Mr. Patten founded RRG and has served as the president and chief executive officer since inception. RRG is an independent international consulting firm specializing in the development and implementation of enterprise-wide cost control strategies that heighten operational controls, increase transparency, ensure cost compliance and extend cost accountability for RRG’s geographically diverse client base. Mr. Patten received a B.S. in Biology and a B.A. in Biological Anthropology and Anatomy from the Trinity College of Arts and Sciences at Duke University. We believe that Mr. Patten is well-suited to serve on our Board of Directors due to his leadership and management expertise as a chief executive officer, his international business, finance, and corporate compliance experience, and his extensive knowledge of cost and operational controls.

Carl J. Rickertsen (53) has been a member of the Board of Directors of MicroStrategy since October 2002. Mr. Rickertsen is currently managing partner of Pine Creek Partners, a private equity investment firm, a position he has held since January 2004. From January 1998 to January 2004, Mr. Rickertsen was chief operating officer and a partner at Thayer Capital Partners, a private equity investment firm. From September 1994 to January 1998, Mr. Rickertsen was a managing partner at Thayer. Mr. Rickertsen was a founding partner of three Thayer investment funds totaling over $1.4 billion and is a published author. Mr. Rickertsen serves as a member of the boards of directors of Apollo Senior Floating Rate Fund Inc. and Apollo Tactical Income Fund Inc., each of which is a closed-end management investment company, Berry Plastics Group, Inc., a global manufacturer and marketer of value-added plastic consumer packaging and engineered materials, and Noranda Aluminum Holding Corporation, an integrated producer of value-added primary aluminum products and rolled aluminum coils. From April 2003 to January 2010, Mr. Rickertsen was a member of the board of directors of Convera Corporation, a publicly-traded search-engine software company. From September 2004 to September 2008, Mr. Rickertsen was a member of the board of directors of UAP Holding Corp., a distributor of farm and agricultural products. Mr. Rickertsen received a B.S. from Stanford University and an M.B.A. from Harvard Business School. We believe that Mr. Rickertsen is well-suited to serve on our Board of Directors due to his finance and capital markets experience across various industries and his experience as an outside director of several public companies, which provides the Board of Directors with important perspectives on corporate governance matters.

Thomas P. Spahr (48) has been a member of the Board of Directors of MicroStrategy since January 2006. Mr. Spahr is currently president of Libra Ventures, LLC, a start-up web based applications design company, a position he has held since November 2004. Since February 2004, Mr. Spahr has also been serving as vice president, secretary, and vice president of business development for Jex Technologies, Inc., a technology company focusing on automating health care logistics. From June 2001 to February 2004, Mr. Spahr was an independent investor. From October 1996 to June 2001, Mr. Spahr served in various positions at MicroStrategy, concluding his tenure as vice president, information systems and chief information officer. Mr. Spahr received an S.B. in Aeronautics and Astronautics from the Massachusetts Institute of Technology. We believe that Mr. Spahr is well-suited to serve on our Board of Directors due to his technical expertise and information systems experience, his business leadership and operational experience, his knowledge of growth companies from his experience as a founder and investor in start-up companies, and his historical knowledge of the Company due to his prior positions with the Company as described above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED HEREIN FOR ELECTION AS DIRECTOR.

CORPORATE GOVERNANCE AND

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Related Person Transactions Policy

We have adopted a formal written policy and procedure for the review, approval and ratification of related person transactions, as defined under the rules and regulations promulgated by the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). The policy covers any transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. For purposes of the policy, a related person is defined to be any of the following: a director, director nominee, or executive officer of the Company since the beginning of the Company’s last fiscal year; a beneficial owner of more than 5% of any class of the Company’s voting securities; a member of a foregoing person’s immediate family; and any entity in which one or more of the foregoing persons, individually or in the aggregate, has or had a greater than 10% ownership interest. The policy generally requires any proposed related person transaction to be reported to our General Counsel and reviewed and approved by the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) prior to effectiveness or consummation of the transaction, whenever practical. If the General Counsel determines that advance approval of a related person transaction is not practical under the circumstances, the Audit Committee must review the transaction and, in its discretion, may ratify the related person transaction at the next meeting of the Committee. For transactions arising between meetings of the Audit Committee, the Chair of the Audit Committee can approve the transaction, subject to ratification by the Audit Committee at the next meeting of the Audit Committee. If the General Counsel first learns of a related person transaction after such transaction has already taken place, the Audit Committee must review and, in its discretion, may ratify the related person transaction at its next meeting. Related person transactions involving compensation of executive officers also require the review and approval of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).

The Audit Committee may approve or ratify a related person transaction only if the Audit Committee determines that, under the circumstances, the transaction is in our best interests. The Audit Committee may impose conditions on the related person transaction as it deems appropriate. In making such determination, the Audit Committee reviews and considers the following, among other factors:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

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any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature is reviewed by the Audit Committee annually.

In addition to the procedures set forth in the policy, we have multiple processes for reporting conflicts of interests, including related person transactions, to the Audit Committee. Under our Code of Conduct, all

employees are required to report any transaction, relationship, or other circumstance that constitutes a conflict of interest for such employee to the General Counsel or to the Audit Committee, as appropriate. We also annually distribute questionnaires to our executive officers and members of the Board of Directors requesting certain information regarding, among other things, their immediate family members, employment, and beneficial ownership interests, which information is then reviewed for any conflicts of interest under the Code of Conduct and for any related person transaction under the policy.

There have been no related person transactions required to be reported pursuant to rules or regulations promulgated by the Securities Exchange Act since the beginning of 2012.

Board of Directors

Our Board of Directors is currently comprised of Messrs. Saylor, Bansal, Calkins, Epstein, LaRue, Patten, Rickertsen, and Spahr. The Board of Directors met five times (including one telephonic meeting) during 2012. Each director who served on the Board of Directors during 2012 attended at least 75% of the aggregate number of meetings of the Board of Directors and its committees on which he served. The Board of Directors has determined that each of the non-employee directors of the Company (Messrs. Calkins, Epstein, LaRue, Patten, Rickertsen, and Spahr), who collectively constitute a majority of the Board, is an independent director as defined in Rule 5605(a)(2) of the Nasdaq Stock Market, Inc. (“Nasdaq”) Marketplace Rules.

In evaluating whether Mr. Spahr is an independent director as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules, the Board of Directors considered a minority investment by Mr. Spahr in a private company that is an original equipment manufacturer partner of MicroStrategy.

The independent members of the Board of Directors regularly meet in executive session without any employee directors or other members of management in attendance.

Audit Committee

The Board of Directors has established a standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act and adopted the Ninth Amended and Restated Audit Committee Charter, which is publicly available on the Corporate Governance section of our website, http://ir.microstrategy.com. The Audit Committee of the Board of Directors provides the opportunity for direct contact between our independent registered public accounting firm and the Board of Directors.

The Audit Committee is comprised of Dr. LaRue (Chairman) and Messrs. Calkins and Patten. The Audit Committee met five times during 2012. Each director who served on the Audit Committee during 2012 attended all of the meetings of the Audit Committee.

The Board of Directors has determined that each member of the Audit Committee meets the Nasdaq Marketplace Rules definition of an independent director for audit committee purposes, as well as the independence requirements of Rule 10A-3 under the Securities Exchange Act. The Board of Directors has designated Dr. LaRue as an audit committee financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K. Additional information regarding the Audit Committee and its functions and responsibilities is included in this proxy statement under the caption “Audit Committee Report.”

Compensation Committee

The Board of Directors has established a standing Compensation Committee and adopted a Second Amended and Restated Charter for the Compensation Committee which is publicly available on the Corporate Governance section of our website, http://ir.microstrategy.com. The Compensation Committee of the Board of Directors makes determinations regarding the compensation arrangements of our Chief Executive Officer and compensation arrangements that we seek to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and performs other functions related to compensation matters.

The Compensation Committee is comprised of Messrs. Rickertsen (Chairman) and Patten. The Compensation Committee held two telephonic meetings during 2012. Each member of the Compensation Committee attended both meetings of the Compensation Committee.

The Board of Directors has determined that each member of the Compensation Committee meets the Nasdaq Marketplace Rules definition of an independent director for compensation committee purposes. Each member of the Compensation Committee is also a non-employee director, as defined in Rule 16b-3 under the Securities Exchange Act, and an outside director under Section 162(m) of the Internal Revenue Code. Additional information regarding the Compensation Committee and its functions and responsibilities is included in this proxy statement under the captions “Compensation Discussion and Analysis” and “Compensation Committee Report.”

Controlled Company

We are a controlled company as defined in Rule 5615(c)(2) of the Nasdaq Marketplace Rules, because more than 50% of the voting power of the Company is controlled by our Chairman and Chief Executive Officer, Michael J. Saylor. Since we are a controlled company under the Nasdaq Marketplace Rules, the Board has determined that the Board, rather than a nominating committee, is the most appropriate body for identifying director candidates and selecting nominees to be presented at the Annual Meeting.

Board Leadership Structure

Mr. Saylor, our Chief Executive Officer, is also the Chairman of the Board. Our Board has determined that having the same individual hold both positions is appropriate for a controlled company, in the best interests of MicroStrategy and our stockholders, and consistent with good corporate governance for the following reasons:

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Our Chief Executive Officer is more familiar with our business and strategy than an independent, non-employee Chairman would be and is thus better positioned to focus our Board’s agenda on the key issues facing our Company.

•	A single Chairman and Chief Executive Officer provides strong and consistent leadership for the Company, without risking overlap or conflict of roles.

•	Oversight of our Company is the responsibility of our Board as a whole, and this responsibility can be properly discharged without an independent Chairman.

We do not have a lead independent director or a presiding director; however, the independent directors regularly meet in executive sessions of the Board. In light of our status as a controlled company, we believe that our Board structure provides an appropriate balance of management leadership and non-management oversight.

Oversight of Risk

Our Board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our Board and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our Board oversees risk management activities relating to business strategy, capital allocation, organizational structure, and certain operational risks; our Audit Committee oversees risk management activities related to financial controls and legal and compliance risks; and our Compensation

Committee oversees risk management activities relating to the Company’s compensation policies and practices. In addition, since risk issues often overlap, committees from time to time can request that the full Board discuss particular risk issues.

Director Candidates

As noted above, we do not have a standing nominating committee and the functions of evaluating and selecting directors are performed by the Board of Directors as a whole. The Board will, from time to time, evaluate biographical information and background material relating to potential candidates and interview selected candidates. The Board does not currently have a charter or written policy with regard to the nomination process. We have not engaged a third party to assist us in identifying and evaluating the individuals nominated for election as directors at the Annual Meeting.

In considering whether to nominate any particular candidate for election to the Board, the Board uses various criteria to evaluate each candidate, including each candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest, and ability to act in the interests of our stockholders. The Board also considers whether a potential nominee would satisfy the Nasdaq Marketplace Rules definition of an independent director and the SEC’s definition of an audit committee financial expert. The Board does not set specific minimum qualifications or assign specific weights to particular criteria and no particular criterion is a prerequisite for a prospective nominee. Our Board does not have a formal policy with respect to diversity, but we believe that the backgrounds and qualifications of our directors, considered as a group, should reflect a diverse set of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities, and the Board takes such diversity into consideration in connection with prospective nominees.

We do not have a formal policy with regard to the consideration of director candidates recommended by our stockholders because of our status as a controlled company under Nasdaq Marketplace Rules. Stockholder recommendations relating to director nominees or otherwise may be submitted in accordance with the procedures set forth below under the caption “Stockholder Proposals.” Any stockholder nominations proposed for consideration should include the nominee’s name and qualifications. Any recommendations received from stockholders will be evaluated in the same manner that potential nominees recommended by Board members, management or other parties are evaluated. Stockholders may also send communications to the Board of Directors in accordance with the procedures set forth below under the caption “Communicating with the Board of Directors.”

Director Attendance at Annual Meeting of Stockholders

Although we do not have a policy with regard to directors’ attendance at our Annual Meeting, all directors are encouraged to attend the Annual Meeting. Two of the eight members of the Board of Directors attended the 2012 Annual Meeting of Stockholders.

Communicating with the Board of Directors

Stockholders who wish to send communications to the Board may do so by writing to the Secretary of MicroStrategy, c/o MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication.” All such letters must identify the author as a stockholder and must include the stockholder’s full name, address, and a telephone number. The name of any specific intended Board recipient should be noted in the communication. The Secretary will forward any such correspondence to the intended recipients; however, prior to forwarding any such correspondence, the Secretary or his designee will review such correspondence, and in his or her discretion, may not forward communications that relate to ordinary business affairs, communications that are primarily commercial in nature, personal grievances, or communications that relate to an improper or irrelevant topic or are otherwise inappropriate for the Board’s consideration.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors, executive officers, and holders of more than 10% of our class A common stock to file with the SEC initial reports of ownership of our class A common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Directors, executive officers, and holders of 10% of our class A common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of copies of the reports furnished to us and representations made by our directors and executive officers regarding their filing obligations, all Section 16(a) filing requirements were satisfied with respect to 2012.

Code of Ethics

The Board of Directors, through its Audit Committee, has adopted a Code of Ethics that applies to MicroStrategy’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and such other personnel of MicroStrategy or its majority-owned subsidiaries as may be designated from time to time by the chairman of the Audit Committee. The Code of Ethics, as amended, is publicly available on the Corporate Governance section of our website, http://ir.microstrategy.com. We intend to disclose any amendments to the Code of Ethics or any waiver from a provision of the Code of Ethics on the Corporate Governance section of our website, http://ir.microstrategy.com.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The eight individuals who are identified in the Summary Compensation Table on page 31 constitute our named executive officers for 2012 as defined in Section 402(a)(3) of Regulation S-K and Sanju K. Bansal, our Vice Chairman and Executive Vice President and former Chief Operating Officer, who ceased serving as an executive officer of the Company for purposes of Rule 3b-7 under the Securities Exchange Act of 1934, as amended, in October 2012. We refer to these individuals in our Compensation Discussion and Analysis as our “executive officers”. Mr. Paul N. Zolfaghari, the Company’s President, is not among these eight individuals because he joined the Company in November 2012 and, as a result, was not among the three most highly compensated executive officers other than our chief executive officer and chief financial officer for 2012. The goal of our compensation program for our executive officers is the same as our goal for operating the Company—to create long-term value for our stockholders. In furtherance of this goal, our executive compensation program is designed to recognize, reward, and provide incentives for exceptional individual performance and effective leadership by the executive officers, and superior financial and operating results of the Company, and to motivate and retain our executive officers. It is also designed to align our executive officers’ interests with those of our stockholders. These objectives serve as the basis for determining the overall compensation of each executive officer, considered in light of Company performance.

Compensation Objectives

Performance and Alignment

Each of our executive officers possesses skills, experience, and qualities that made him a unique and valuable member of the management team in 2012. The compensation arrangements for our executive officers in 2012 reflected their abilities, superior management experience, high performance, and contribution to the leadership and management of their particular departments and the Company as a whole. The compensation of our executive officers in 2012 primarily reflected the job responsibilities that they had prior to a management reorganization that occurred in October 2012, which resulted in significant changes to the job responsibilities of each of our executive officers other than our Chief Executive Officer.

We have sought to align the interests of our executive officers with those of our stockholders by evaluating executive officer performance on the basis of key financial metrics that we believe contribute to both short-term and long-term stockholder value. Key elements of our executive compensation program that were designed to achieve these objectives with respect to 2012 included:

•	a base salary that rewarded overall performance and set future expectations for performance;

•	a cash bonus that compensated Mr. Saylor, our Chairman of the Board and Chief Executive Officer, based on our diluted earnings per share for the fiscal year;

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cash bonuses for Mr. Watts, our Senior Executive Vice President & Chief Operating Officer, and Mr. Hunt, our former Executive Vice President, Worldwide Sales & Operations, that were determined by measuring the executive officer’s performance on a quarterly and annual basis against specific, pre-established financial metrics;

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incentives in the form of an annual cash bonus for each of Messrs. Bansal, Klein (our President & Chief Legal Officer), Thede (our Senior Executive Vice President & Chief Financial Officer), Xiao (our Senior Vice President & Chief Technology Officer), and Bedell (our former Executive Vice President, Technology) based on a subjective assessment of the executive officer’s performance using both quantitative and qualitative measures considered in light of our performance; and

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longer-term incentives in the form of cash bonus awards for each of Messrs. Bansal, Klein, Thede, Watts, Xiao, Hunt, and Bedell under our Performance Incentive Plan, which authorizes both fixed dollar cash bonus awards and cash bonus awards based on a percentage of core operating income, consisting of the income from continuing operations before financing and other income and income taxes, of MicroStrategy’s consolidated core business intelligence business (i.e., the Company’s business intelligence software and services business unit). Core operating income is calculated by subtracting (i) the income (loss) from continuing operations before financing and other income and income taxes for our business unit(s) other than our business intelligence software and services business unit for the applicable period from (ii) our consolidated income (loss) from continuing operations before financing and other income and income taxes for such period.

We have not granted equity awards in MicroStrategy stock since 2004. The last tranches of MicroStrategy stock options granted to our executive officers vested in 2008 and none of our executive officers holds any outstanding MicroStrategy stock options. We believe that the value of stock option grants in MicroStrategy stock may be too dependent on general market conditions and other factors that may not necessarily correlate with the performance of our business and may create unnecessary dilution to our stockholders.

In the interest of continuing to motivate and retain our executive officers and other key employees, we implemented our Performance Incentive Plan in March 2010 in lieu of granting new MicroStrategy stock options. Bonus awards under the Performance Incentive Plan that are based on a percentage of the Company’s core operating income seek to align the efforts of executive officers as closely as practicable to our objectives of growing the size and profitability of our core business intelligence business. Fixed dollar bonus awards under the Performance Incentive Plan provide us with additional flexibility to make awards for individual performance, retention, or other purposes. Payment of any bonus amount determined under the Performance Incentive Plan with respect to a given performance period generally will occur within 31 days after the third anniversary of the end of the fiscal year in which the performance period occurs, subject to the award recipient being continuously employed during such three-year period and other terms and conditions of the Performance Incentive Plan. In December 2012, we amended the Performance Incentive Plan to permit the award administrator to accelerate, by up to 30 days, the period in which a bonus amount will be paid under an award not intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) and to shorten the continuous employment requirement such that it ends on the date immediately prior to such accelerated payment period. Awards under the Performance Incentive Plan are generally granted in addition to discretionary and other cash bonus awards granted to executive officers. We believe that awards under the Performance Incentive Plan and our other cash bonus plans provide appropriate incentives to executive officers to increase stockholder value.

In addition, in 2012 and certain prior years we periodically granted options to purchase stock in Angel.com Incorporated, which was a subsidiary of MicroStrategy at the time of such grants, to executive officers who devoted a portion of their time to the affairs of Angel.com in order to provide them with an incentive to increase the value of the Angel.com business for the benefit of MicroStrategy stockholders generally. We sold Angel.com in March 2013 and, in connection with the sale, each outstanding option was terminated in exchange for a cash payment equal to the difference between the per share consideration payable in connection with the sale and the exercise price of the option.

We also provide each of our executive officers with certain perquisites and other benefits that the Compensation Committee or CEO, as applicable, believes are reasonable and consistent with the objectives of our executive compensation program. Perquisites comprised a significant portion of our CEO’s 2012 compensation, principally as a result of transportation-related benefits and associated tax gross-up payments that are discussed below.

In determining executive officer compensation for 2012, the Compensation Committee and the CEO considered the stockholder support that the “Say-on-Pay” proposal received at our May 9, 2011 annual meeting of stockholders. Based on the results of this vote, we determined that our compensation programs were effectively designed in light of our objectives and continued to be aligned with the interests of our stockholders, and determined not to make significant changes to our compensation mix and other compensation policies.

Retention

Because of their experience and talents, our executive officers are often presented with other professional opportunities, including ones at potentially higher compensation levels. We seek to retain our executives by providing a base salary and overall compensation package that are market competitive over time, and by making grants of longer-term incentive awards under the Performance Incentive Plan which are generally subject to a three-year continuous employment requirement.

Implementing Our Objectives

Role of the Compensation Committee and CEO

The Compensation Committee has the authority and responsibility to develop, adopt, and implement compensation arrangements for the CEO. The Board has delegated to the CEO the authority and responsibility to develop, adopt, and implement compensation arrangements for all executive officers other than the CEO. The CEO makes compensation determinations regarding other executive officers in periodic consultation with the Compensation Committee, consistent with the Nasdaq Marketplace Rules applicable to controlled companies, except with respect to certain compensation arrangements that we seek to qualify as performance-based compensation under Section 162(m), which arrangements are determined by the Compensation Committee. In 2012, such arrangements included performance-based awards granted under the Performance Incentive Plan and certain of Mr. Hunt’s bonus arrangements. Neither the Company nor the Compensation Committee engaged a third-party compensation consultant to help determine or provide input regarding the determination of 2012 compensation for the CEO or the other executive officers.

Determining Compensation

Our executive compensation decisions are based on a review of our performance and a subjective assessment of the executive officer’s performance during the year against financial and strategic goals, taking into account the scope of the executive officer’s responsibilities, his employment and compensation history with us, overall compensation arrangements and long-term potential to enhance stockholder value. Specific factors that may affect compensation decisions for the executive officers include:

•	key financial metrics such as revenue, operating profit, core operating income, earnings per share, and operating margins;

•	strategic objectives such as technological innovation, globalization, improvement in market position, and feedback from customers; and

•	operational goals for the Company or a particular business department, including improved deployment of resources and expansion.

For 2012, we adopted incentive cash bonus arrangements for Messrs. Saylor, Watts, and Hunt that measured performance against specific, pre-established metrics on a quarterly or an annual basis because we believed that their responsibilities for 2012 could be tied to specific Company-wide performance metrics. Other than awards granted under our Performance Incentive Plan, we did not utilize formulas with respect to the bonus compensation of our other executive officers for 2012 because we believed that more qualitative and subjective evaluations were necessary in determining their appropriate levels of compensation. Instead, we adopted discretionary cash bonus plans for these other executive officers for 2012 based on a subjective evaluation of their individual performance in the context of general economic and industry conditions and Company performance.

We have not granted equity awards in MicroStrategy stock since 2004. The last tranches of MicroStrategy stock options granted to our executive officers vested in 2008 and none of our executive officers holds any outstanding MicroStrategy stock options. We currently have determined not to grant additional MicroStrategy stock options to executive officers; instead, we have granted cash bonus awards under the Performance Incentive Plan to our executive officers in lieu of MicroStrategy stock options in order to continue to motivate and retain them and to reward them for their individual performance and Company performance. The Compensation Committee and the CEO have granted percentage-based bonus awards and fixed dollar bonus awards, respectively, to executive officers as set forth in the table below (the “Performance Incentive Plan Awards Table”). Each award is subject to the continuous employment requirement and other conditions of the Performance Incentive Plan that are described in more detail below.

	2009			2010			2011			2012			2013
	Fixed Dollar Bonus Award	Percentage- Based Bonus Award	Bonus Amount Determined	Fixed Dollar Bonus Award	Percentage- Based Bonus Award	Bonus Amount Determined	Fixed Dollar Bonus Award	Percentage- Based Bonus Award	Bonus Amount Determined	Fixed Dollar Bonus Award	Percentage- Based Bonus Award	Bonus Amount Determined	Fixed Dollar Bonus Award	Percentage- Based Bonus Award
Sanju K. Bansal	$400,000	—	$400,000	—	0.4848%	$264,918	—	0.50%	$104,330	—	0.50%	$165,495	—	0.50%
Jonathan F. Klein	$550,000	—	$550,000	—	0.6667%	$364,318	—	0.66%	$137,715	—	0.66%	$218,453	—	0.80%
Douglas K. Thede	$350,000	—	$350,000	—	0.4242%	$231,804	—	0.66%	$137,715	—	0.66%	$218,453	—	0.66%
Bob Watts	$300,000	—	$300,000	—	0.3636%	$198,689	—	0.36%	$75,117	—	0.36%	$119,156	—	0.45%
Peng Xiao	$275,000	—	$275,000	—	0.3333%	$182,131	—	0.50%	$104,330	—	0.50%	$165,495	—	0.66%
Donald Hunt*	N/A	N/A	N/A	N/A	N/A	N/A	$300,000	—	$300,000	—	0.75%	N/A	N/A	N/A
Jeffrey A. Bedell**	$425,000	—	$425,000	—	0.5152%	$281,531	—	0.50%	$104,330	—	0.50%	N/A	N/A	N/A

Total	$2,300,000	—	$2,300,000	—	2.7878%	$1,523,391	$300,000	3.18%	$963,537	—	3.93%	$887,052	—	3.07%

*	Mr. Hunt’s employment with the Company ended in November 2012 and, accordingly, he became ineligible to receive any amounts with respect to his awards under the Performance Incentive Plan.
**	Mr. Bedell’s employment with the Company ended in March 2013 and, accordingly, he became ineligible to receive any amounts with respect to his then outstanding awards under the Performance Incentive Plan.

In granting percentage-based bonus awards under the Performance Incentive Plan, the Compensation Committee, acting upon recommendations of the CEO, has made subjective evaluations of appropriate award amounts to help motivate and retain the applicable executive officers based on the individual performance of the applicable executive officers in the context of general economic and industry conditions and Company performance in the applicable prior year. These determinations have taken into account the scope of the executive officer’s responsibilities, his employment and compensation history with us, overall compensation arrangements, and long-term potential to enhance stockholder value.

In granting fixed dollar bonus awards under the Performance Incentive Plan, the CEO has made subjective determinations of appropriate award amounts to help motivate and retain the applicable executive officers. With respect to awards for 2009, the CEO’s determination was based on the same set of factors generally considered by the Compensation Committee in determining percentage-based bonus awards under the Performance Incentive Plan. With respect to Mr. Hunt’s fixed dollar bonus award for 2011, the CEO’s determination was based on the scope of Mr. Hunt’s responsibilities, his employment and compensation history with us, overall compensation arrangements, and long-term potential to enhance stockholder value. Mr. Hunt’s employment with the Company ended in November 2012 and, accordingly, he became ineligible to receive any amounts with respect to his awards under the Performance Incentive Plan.

We incorporate flexibility into our compensation program and in the assessment process to respond to and adjust for an evolving and dynamic business environment. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and to achieve our retention goals.

In establishing Mr. Saylor’s compensation arrangements for 2012, the Compensation Committee requested that management provide to the Committee information relating to the compensation provided to the chief executive officers of other enterprise software companies. In response to the Committee’s request, management selected 20 comparison companies with a market capitalization in the range of $1 billion to $5 billion from third party industry reports, and compiled chief executive officer compensation data from those companies’ publicly available SEC filings. The Compensation Committee considered this information in establishing Mr. Saylor’s 2012 compensation arrangements, without conducting formal benchmarking.

The Compensation Committee and the CEO do not conduct benchmarking in establishing compensation arrangements for any of the other executive officers, but instead establish compensation based on their respective subjective determinations of the scope of responsibilities placed on each executive officer, the executive officer’s unique leadership skills, management experience, and contributions, while also taking into account economic and industry conditions and Company performance. The Compensation Committee and the CEO do not assign relative weights to Company and individual performance in establishing these compensation arrangements, but instead make respective subjective determinations after considering such performances collectively.

Employment and Severance Agreements

As a general matter, our executive officers do not have standing employment, severance, or change-of-control agreements. Our CEO serves at the will of the Board and the other executive officers serve at the will of the Board and the CEO. This approach is consistent with our employment and compensation philosophy that relies significantly upon providing performance-based incentives and aligning the interests of executive officers with those of our stockholders. Notwithstanding our general approach, Mr. Watts’s December 2007 offer letter to join the Company as Vice President, Worldwide Consulting & Education Services contains a change-of-control provision. This provision entitles Mr. Watts to receive $250,000 in the event that he suffers a material reduction in his responsibilities, duties, and compensation immediately following a change of control of the Company. This provision was included in Mr. Watts’s offer letter to induce him to join a controlled company in which the CEO could, without the approval of our Board or our other stockholders, transfer voting control of the Company to a third party. Additionally, following the end of Mr. Hunt’s employment with the Company in November 2012, we entered into a General Release of Claims with Mr. Hunt that provided for certain payments to him in connection with his departure, as described below.

Equity Ownership Guidelines

As of March 18, 2013, (i) Mr. Saylor beneficially owned 2,011,668 shares of class B common stock, representing 64.2% of the total voting power and 17.8% of the total equity interest in the Company, and (ii) Mr. Bansal beneficially owned 5,800 shares of class A common stock and 215,659 shares of class B common stock, representing 6.9% of the total voting power and 2.0% of the total equity interest in the Company. Accordingly, given the significant equity stakes already held by Messrs. Saylor and Bansal, we do not believe that any equity ownership guidelines would be meaningful.

Deductibility of Executive Compensation

Section 162(m) generally disallows a tax deduction to a public company for compensation over $1 million paid to its chief executive officer and its other officers (other than the chief financial officer) whose compensation is required to be disclosed to the company’s stockholders under the Securities Exchange Act for being among the most highly compensated officers. However, qualified performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee and the CEO take into account, to the extent they believe appropriate, the limitations on the deductibility of executive compensation imposed by Section 162(m) in determining compensation levels and practices applicable to our executive officers. The Compensation Committee and CEO believe that there may be circumstances in which our interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

Elements Used to Achieve 2012 Compensation Objectives

The principal elements of our 2012 compensation program for Mr. Saylor were a base salary, an incentive cash bonus plan based on our diluted earnings per share for 2012, and perquisites consisting principally of transportation-related benefits and associated tax-gross up payments. The principal elements of our 2012 compensation program for Messrs. Watts and Hunt were a base salary, incentive cash bonuses determined by measuring their respective performance on a quarterly and annual basis against specific, pre-established financial metrics, and bonus awards under the Performance Incentive Plan. The principal elements of our 2012 compensation program for Messrs. Bansal, Klein, Thede, Xiao, and Bedell were a base salary, a discretionary cash bonus, bonus awards under the Performance Incentive Plan, and, with respect to Messrs. Klein, Thede, and Xiao, options to purchase stock in Angel.com, which was our subsidiary at the time such options were granted. We also provide each of our executive officers with certain perquisites and other benefits that the Compensation Committee or CEO, as applicable, believes are reasonable and consistent with the objectives of our executive compensation program. Each of these compensation elements satisfies one or more of our performance, alignment, and retention objectives, as described more fully below.

We combined the compensation elements for each executive officer in a manner we believe is consistent with the executive officer’s contributions to the Company and serves certain other Company objectives described below. Although we did not grant equity awards in MicroStrategy stock to executive officers in 2012, we believe that our 2012 executive compensation program nevertheless promoted long-term value to stockholders by retaining key executive officers and rewarding financial and operational results that are expected to contribute toward long-term stockholder value.

Base Salary

We provide cash compensation in the form of base salary to attract and retain talented executive officers by recognizing the scope of responsibilities placed on each executive officer and rewarding each executive officer for his unique leadership skills, management experience, and contributions. We also take into consideration economic and industry conditions and Company performance. We do not assign relative weights to Company and individual performance, but instead make a subjective determination after measuring such performances collectively. In 2012, a competitive base salary was an important component of compensation as it provided a degree of financial stability for our executive officers.

Cash Bonuses

Our cash bonus compensation is designed to reward achievement of strategic and financial goals that support our objective of enhancing stockholder value and to motivate executive officers to achieve superior performance in their areas of responsibility. We have not granted equity awards in MicroStrategy stock since 2004. The last tranches of MicroStrategy stock options granted to our executive officers vested in 2008 and none of our executive officers holds any outstanding MicroStrategy stock options. Accordingly, our cash bonus compensation program is the main vehicle for providing performance-based compensation to executive officers. We consider various factors in determining the form and structure of the cash bonus plan that is most appropriate for rewarding and motivating the individual executive officer.

Saylor Cash Bonus Formula

Our CEO is responsible for the business as a whole, and therefore, the Compensation Committee believes that basing the CEO’s incentive cash bonus on diluted earnings per share (DEPS), a Company-wide financial metric, provides the appropriate incentive for his performance. We believe that establishing DEPS as a performance metric best aligns our CEO’s interests with those of our stockholders because increases in DEPS directly increase the overall value of the Company to stockholders.

In March 2012, the Compensation Committee established a formula for determining the eligible bonus amount with respect to Mr. Saylor’s performance for 2012 using the following graduated rates based on our achievement of specified levels of DEPS, up to a maximum potential bonus payment of $4,800,000, subject to the Compensation Committee’s discretion to award a bonus amount lower than the amount calculated using the formula:

•	$400,000 per dollar of DEPS for the first dollar of DEPS, plus

•	$500,000 per dollar of DEPS for the second dollar of DEPS, plus

•	$600,000 per dollar of DEPS for each dollar of DEPS over $2.00.

The Compensation Committee adopted these graduated rates to provide additional incentive to the CEO to seek to achieve superior Company performance within a challenging macroeconomic environment.

Watts Cash Bonus Arrangements

In establishing 2012 cash bonus arrangements for Mr. Watts, the CEO considered Mr. Watts’s responsibilities in managing the worldwide consulting and education services of our core business intelligence business. Mr. Watts had direct responsibility for business activities that generate revenue from worldwide sales of consulting and education services and that help generate revenue from worldwide sales of support for our core business intelligence business. Accordingly, his 2012 cash bonus arrangements were designed to award him for specific achievements in these areas.

The CEO established cash bonus arrangements for Mr. Watts for 2012 relating to his performance for each quarter of 2012 and for the full year. Under these arrangements, Mr. Watts was eligible to receive:

•	quarterly bonus awards determined by multiplying 3.6232% by Mr. Watts’s effective margin for consulting and education services above $1,000,000 for each quarter of 2012; and

•	an annual bonus award determined by multiplying 0.75% by the increase in the annualized value of our maintenance contracts worldwide between the end of 2011 and the end of 2012;

in each case subject to the Company’s discretion to award a bonus amount lower than the amount calculated using the formula that had been established.

Mr. Watts’s effective margin for consulting and education services is calculated by subtracting from the recognized revenues for our consulting and education services (i) cost of consulting revenues and cost of education revenues, which are GAAP categories constituting personnel and related overhead costs for consulting and education personnel, respectively, as well as other direct costs, such as subcontractor expenses, (ii) recognized expenses for personnel and related overhead costs for sales personnel dedicated to consulting and education sales in the GAAP category “Sales and Marketing Expenses”, and (iii) an estimate of recognized expenses in the GAAP category “Sales and Marketing Expenses” for variable compensation paid in connection with consulting and education sales to all MicroStrategy field sales and field management personnel (other than personnel covered by item (ii) above), as calculated using (A) a commission rate of 3.00% of recognized services revenues for MicroStrategy sales representatives and (B) applicable individual commission rates for field management personnel based on recognized services revenues, in each case for our core business intelligence business, using a constant foreign exchange rate.

The increase in the value of our maintenance contracts worldwide is calculated by subtracting (i) the annualized value of all maintenance contracts in effect on December 31, 2011 (the “Beginning Value”) from (ii) the annualized value of all maintenance contracts in effect on December 31, 2012 (the “Ending Value”). The Beginning Value and Ending Value are calculated by annualizing the total amount owed under the applicable maintenance contracts using a constant foreign exchange rate. For example:

•

If a new one-year maintenance contract was entered into on December 31, 2011 and was renewed for another year on December 31, 2012, the total amount owed under this contract would be included in both the Beginning Value and the Ending Value, using the same foreign exchange rate for calculating the Beginning Value and the Ending Value.

•

If a new one-year maintenance contract was entered into on December 31, 2011, expired on December 30, 2012 and was not renewed, the total amount owed under this contract would be included in the Beginning Value, but no amount owed under this contract would be included in the Ending Value.

•

If a new three-year maintenance contract was entered into on July 1, 2012 and the contract remained in effect on December 31, 2012, no amount owed under this contract would be included in the Beginning Value, but one third of the total amount owed under this contract would be included in the Ending Value.

Hunt Cash Bonus Plans

In establishing 2012 cash bonus plans for Mr. Hunt, the Compensation Committee and the CEO considered Mr. Hunt’s responsibility for managing the worldwide sales and sales operations of our core business intelligence business and his potential to contribute to the revenue growth of Angel.com, which was our subsidiary in 2012. Since Mr. Hunt had direct responsibility for business activities that generate revenue from worldwide sales of our product licenses, support, and other services, and had the ability to impact Angel.com revenues, his 2012 cash bonus plans were designed to reward him for specific achievements in these areas. The financial metrics used in these plans, however, excluded Angel.com sales and marketing expenses, which are expenses over which Mr. Hunt did not have direct oversight. Under Mr. Hunt’s cash bonus plans for 2012, he was eligible to receive:

•

quarterly bonus awards determined by multiplying 0.5935% by the following dollar amount for each quarter of 2012: (1) our gross profit minus (2) sales and marking expenses for our core business intelligence business minus (3) $24,000,000; and

•

an annual bonus award determined by multiplying 0.75% by the increase in the annualized value of our maintenance contracts worldwide between the end of 2011 and the end of 2012 (calculated as described above with respect to the corresponding component of Mr. Watts’s 2012 cash bonus arrangements);

in each case subject to the Company’s discretion to award a bonus amount lower than the amount calculated using the formula that had been established. Mr. Hunt’s employment with the Company ended in November 2012, and the only bonuses that he received pursuant to his cash bonus plans for 2012 were quarterly bonuses with respect to the first and second quarters of 2012.

Discretionary Cash Bonuses

The compensation of Messrs. Bansal, Klein, Thede, Xiao, and Bedell in 2012 included discretionary cash bonus arrangements based on the CEO’s subjective evaluation of their individual performance in the context of general economic and industry conditions and Company performance. In evaluating the individual’s performance and determining the bonus amount, the CEO took into consideration the achievement of various strategic and financial objectives by each of these executive officers and the target bonus amount that was previously established. In setting target bonus amounts, the CEO considered his expectations for the business department headed by each executive officer and the executive officers’ potential for achieving the expectations. We believe that a discretionary cash bonus arrangement was an appropriate mechanism for rewarding and motivating Messrs. Bansal, Klein, Thede, Xiao, and Bedell in 2012 because each of these executive officers was responsible for, among other things, strategic objectives that cannot always be measured by traditional financial metrics. These strategic objectives included managing and building department infrastructure, hiring key personnel to support our domestic and international operations, supporting our worldwide sales and services activities and new product initiatives, and developing corporate policies, controls, and procedures.

Performance Incentive Plan

In March 2010, the Compensation Committee adopted the Performance Incentive Plan for employees of the Company and any entities in which the Company may, from time to time, own a direct or indirect controlling interest. Under the Performance Incentive Plan, two types of cash bonus awards may be granted to participants: (i) a fixed dollar amount determined at the time of grant and (ii) an amount calculated as a percentage of the Company’s core operating income with respect to a particular performance period (generally a fiscal year), in each case subject to reduction at the discretion of the administrator of the award for a specified amount of time following the applicable performance period. The Compensation Committee has the authority to grant and administer awards under the Performance Incentive Plan that we intend to qualify as performance-based compensation under Section 162(m) and to grant and administer awards to the CEO. The CEO has the authority to grant and administer other awards under the Performance Incentive Plan.

To encourage retention of award recipients, payment of any bonus amount determined under the Performance Incentive Plan with respect to a given performance period generally will occur within 31 days after the third anniversary of the end of the fiscal year in which the performance period occurs, subject to the award recipient being continuously employed during such three-year period and other terms and conditions of the Performance Incentive Plan. The total amount paid under the Performance Incentive Plan to any individual award recipient may not exceed $1,500,000 in any fiscal year.

If an award recipient dies, becomes disabled, or retires in a circumstance that would constitute a qualifying retirement under the Performance Incentive Plan before the completion of the performance period of the award, the award recipient would be eligible to receive a pro rata portion of the bonus amount pertaining to the award based on the number of months of the award recipient’s employment with respect to such performance period (rounded down to the nearest whole month). If such an event occurs after the completion of the performance period of the award, but prior to the payment date of the award, the award recipient would be eligible to receive the full bonus amount pertaining to the award. In either case, payment of the bonus amount would occur on the applicable payment date of such award.

Bonus amounts may be reduced or recouped by us, in whole or in part, in the event the award administrator determines that the award recipient has engaged in fraud or misconduct. The award administrator may also reduce a bonus amount payable to a recipient, in whole or in part, if we experience a financial restatement and a previously determined bonus amount payable under an award is greater than it would be if such amount were determined based on the restated financial statement.

In April 2010, our CEO granted fixed dollar bonus awards to Messrs. Bansal, Klein, Thede, Watts, Xiao, and Bedell under the Performance Incentive Plan in order to continue to motivate and retain them and to reward them for their individual performance and Company performance in 2009. The CEO made a subjective determination that an amount cumulatively representing approximately 3% of the Company’s core operating income for 2009 was an appropriate amount that would help motivate and retain these executive officers. Considering this cumulative amount, the CEO determined individual award amounts based on his subjective evaluation of the individual performance of each officer in the context of general economic and industry conditions and Company performance, taking into account the scope of the executive officer’s responsibilities, his employment and compensation history with us, overall compensation arrangements, and long-term potential to enhance stockholder value. The individual award amounts are set forth in the Performance Incentive Plan Awards Table.

In March 2010, the Compensation Committee, acting upon the recommendation of the CEO, and based on the Committee’s subjective evaluation of the same set of factors considered by the CEO in determining the Performance Incentive Plan awards with respect to 2009, granted to Messrs. Bansal, Klein, Thede, Watts, Xiao, and Bedell awards under the Performance Incentive Plan with respect to 2010. These awards provide for a bonus based on a percentage of the Company’s core operating income for 2010 and cumulatively represent approximately 3% of the Company’s core operating income for 2010. The individual award amounts are set forth in the Performance Incentive Plan Awards Table. Mr. Bedell’s employment with the Company ended in March 2013 and, accordingly, he became ineligible to receive any amounts with respect to his award for 2010 under the Performance Incentive Plan.

In March 2011, the Compensation Committee, acting upon the recommendation of the CEO, and based on the Committee’s subjective evaluation of the same set of factors considered by the Committee in determining the Performance Incentive Plan awards with respect to 2010, granted to Messrs. Bansal, Klein, Thede, Watts, Xiao, and Bedell awards under the Performance Incentive Plan with respect to 2011. These awards provide for a bonus based on a percentage of the Company’s core operating income for 2011 and cumulatively represent approximately 3% of the Company’s core operating income for 2011. The individual award amounts are set forth in the Performance Incentive Plan Awards Table. In April 2011, the CEO granted to Mr. Hunt a $300,000 fixed dollar bonus award under the Performance Incentive Plan with respect to 2011, based on the CEO’s subjective evaluation of an appropriate amount that would help motivate and retain Mr. Hunt, taking into account Mr. Hunt’s scope of responsibilities, his overall compensation arrangements, and his long-term potential to enhance stockholder value. Mr. Hunt’s and Mr. Bedell’s employment with the Company ended in November 2012 and March 2013, respectively, and, accordingly, they became ineligible to receive any amounts with respect to their awards for 2011 under the Performance Incentive Plan.

In March 2012, the Compensation Committee, acting upon the recommendation of the CEO, and based on the Committee’s subjective evaluation of the same set of factors considered by the Committee in determining the Performance Incentive Plan awards with respect to 2011, granted to Messrs. Bansal, Klein, Thede, Watts, Xiao, Hunt, and Bedell awards under the Performance Incentive Plan with respect to 2012. These awards provide for a bonus based on a percentage of the Company’s core operating income for 2012, and cumulatively represent approximately 4% of the Company’s core operating income for 2012. The individual award amounts are set forth in the Performance Incentive Plan Awards Table. Mr. Hunt’s and Mr. Bedell’s employment with the Company ended in November 2012 and March 2013, respectively, and, accordingly, they became ineligible to receive any amounts with respect to their awards for 2012 under the Performance Incentive Plan.

Each bonus award granted under the Performance Incentive Plan is subject to the continuous employment requirement and other conditions of the Performance Incentive Plan described in more detail above. In December 2012, the CEO accelerated the payment of each of the outstanding fixed bonus awards granted with respect to 2009 such that those awards were paid in December 2012 rather than January 2013, and shortened the continuous employment requirement for such awards to end on the date immediately prior to the payment date, rather than December 31, 2012.

Stock Options

We currently have determined not to grant MicroStrategy stock options to our executive officers as part of their ongoing compensation arrangements, and no executive officer has received a grant of MicroStrategy stock options since 2004. None of our executive officers holds any outstanding MicroStrategy stock options. We previously granted options to purchase stock in Angel.com, which was a subsidiary of MicroStrategy at the time of such grants, to executive officers who devoted a portion of their time to the affairs of Angel.com. These executive officers included Messrs. Klein, Thede, and Xiao. We sold Angel.com in March 2013 and, in connection with the sale, each outstanding option was terminated in exchange for a cash payment equal to the difference between the per share consideration payable in connection with the sale and the exercise price of the option.

Perquisites and Other Personal Benefits

In 2012, we provided executive officers with perquisites and other personal benefits that the Compensation Committee and the CEO believe are reasonable and consistent with our overall compensation program. We believe that the cost of these benefits to us is a reasonable use of our resources. These benefits are designed to:

•

allow our executive officers to participate in important Company meetings and other events for which the Company’s payment of the expenses of such executive officers and their guests may result in imputed compensation to such executive officers for tax purposes;

•

allow our executive officers to maintain appropriate levels of visibility and activity in business, professional and social circles that may benefit our business, as well as enjoying time with friends and family;

•	allow our executive officers (and in particular, our CEO) to make more productive and efficient use of their time for Company business and enhance their personal security during personal travel;

•

allow our executive officers (and in particular, our CEO) to be in communication with the Company and available to quickly respond to time-sensitive Company matters during personal travel in an environment that allows for confidential communications regarding Company business;

•	promote our executive officers’ health and well-being; and

•	enhance our ability to retain our executive officers.

For each executive officer who elected in 2012 to be a member of a private club located near our Company headquarters that offers dining services and hosts business, professional, and social community events, we paid the monthly dues associated with such membership.

The Company has a program pursuant to which it arranges for individual disability insurance policies to be provided to eligible executive officers as a supplement to the group disability insurance that is available to most Company employees and pays the premiums with respect to such supplemental policies. In 2012, Messrs. Saylor, Bansal, Klein, Thede, Watts, Xiao, and Bedell were each eligible to participate in this program.

The Company has a program pursuant to which it pays the cost of annual healthcare screenings for eligible executive officers. In 2012, Messrs. Bansal, Klein, Thede, Watts, Xiao, Hunt, and Bedell were each eligible to participate in this program.

For a portion of 2012, we leased a fractional interest in a Gulfstream IV-SP through a fractional interest program operated by NetJets International, Inc. (“NetJets”). The fractional interest included certain rights to use the Gulfstream IV-SP as well as other aircraft operated by NetJets (the “NetJets Aircraft”). We also own a Bombardier Global Express XRS aircraft that returned to service in May 2012 following the completion of repairs required due to damage it sustained in February 2010 when the hangar that the Company used at Dulles International Airport to house the aircraft collapsed during snowfall in the Washington, DC area. We refer to the NetJets Aircraft and the Bombardier Global Express XRS, collectively with additional aircraft that the Company may lease or charter, as “Company Aircraft”. We permit personal use of Company Aircraft by Mr. Saylor and, to the extent approved by Mr. Saylor, other executive officers and employees of the Company, when the applicable Company Aircraft is not being used exclusively for business use. We have established various restrictions on the personal use of Company Aircraft, including the restriction that personal use by Mr. Saylor and any other director or employee of the Company may not exceed, in the aggregate, 200 flight hours in any fiscal year, prorated for 2012 to approximately 145 hours. Personal use of Company Aircraft may result in imputed compensation to participating individuals for tax purposes.

We allow executive officers to make personal use of tickets to sporting, charity, dining, entertainment, or similar events as well as use of corporate suites, club memberships or similar facilities that we may acquire, which we refer to as the Corporate Development Programs. Personal use of the Corporate Development Programs may result in imputed compensation to participating individuals for tax purposes.

From time to time, our Board of Directors may hold meetings and other related activities in various locations. We pay for specified travel, lodging, food, beverage, entertainment, and related expenses on behalf of the participants and their guests. Participation in these activities may result in imputed compensation to participating individuals for tax purposes.

We sponsor an annual trip and related events for sales and service personnel who have met specified performance criteria. We determined that participation by Messrs. Saylor, Watts, and Hunt in these events in 2012 was important and beneficial to us as a means of strengthening their relationships with key sales and services personnel. Accordingly, we authorized Messrs. Saylor, Watts, and Hunt, as well as their guests, to attend these events. We paid for specified travel, lodging, food, beverage, entertainment, and related expenses on behalf of the participants. Participation in these events may result in imputed compensation to participating individuals for tax purposes. We have established a policy that the compensation imputed to Mr. Saylor as a result of this perquisite, excluding any associated tax gross-up payments, may not exceed $30,000 in any fiscal year.

In addition, we may hold, host, or otherwise arrange events, outings, or other similar entertainment functions at which Messrs. Saylor and Bansal are permitted to entertain personal guests. We have established a policy that the aggregate incremental cost to us of such entertainment activities (to the extent that they are not Corporate Development Programs) attributable to each of Messrs. Saylor and Bansal, including all associated tax gross-up payments, may not exceed $75,000 in any fiscal year. There were no such entertainment activities in 2012.

The Company may also request that Company personnel participate in conferences, symposia, and other similar events or activities relating to the Company’s business for which the Company’s payment of the expenses of Company participants and Company participants’ guests may be deemed compensation to Company participants. No executive officers participated in any such events or activities in 2012.

In 2012, we also made available to Mr. Saylor, as CEO, perquisites that were not generally available to other executive officers:

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We provided Company-owned vehicles and related driving services to Mr. Saylor. In addition to business use, we authorized Mr. Saylor to make personal use of the Company-owned vehicles and related driving services when such vehicles were not being used exclusively for business purposes.

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We pay for the services of one or more drivers for vehicles other than Company-owned vehicles for Mr. Saylor’s personal use. We have established a policy that the aggregate compensation to Mr. Saylor and any other director or employee of the Company as a result of personal use of such alternative car services, including all associated tax gross-up payments, together may not exceed $150,000 in any fiscal year.

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We subleased, at no rental cost, a standard office space at our current headquarters building to Aeromar Management Company, LLC, which is a company wholly owned by Mr. Saylor and through which Mr. Saylor conducts personal business activities.

•	We have agreed to pay for the cost of certain security services for Mr. Saylor rendered in December 2012 and January 2013.

To the extent that personal use of the Company assets identified above or participation in the events and activities or other arrangements described above was deemed compensation to an executive officer for income tax purposes, the Company pays to (or withholds and pays to the appropriate taxing authority on behalf of) such executive officer a “tax gross-up” in cash, which approximates the amount of the individual’s (i) federal and state income and payroll taxes on the taxable income associated with such participation or personal use plus (ii) federal and state income and payroll taxes on the taxes that the individual may incur as a result of the payment of taxes by the Company, subject to the aggregate amount limitations described above, as applicable.

The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the CEO and may adjust, add, or eliminate certain perquisites or benefits. Similarly, the CEO periodically reviews the levels of perquisites and other personal benefits provided to the other executive officers and may adjust, add, or eliminate certain perquisites or benefits.

Change-of-Control Agreement

Mr. Watts’s December 2007 offer letter to join the Company as Vice President, Worldwide Consulting & Education Services contains a change-of-control provision. This provision entitles Mr. Watts to receive $250,000 in the event that he suffers a material reduction in his responsibilities, duties, and compensation immediately following a change of control of the Company. This provision was included in Mr. Watts’s offer letter to induce him to join a controlled company in which the CEO could, without the approval of our Board or our other stockholders, transfer voting control of the Company to a third party.

Determining Compensation

We generally establish performance-based cash bonus plans and make determinations regarding adjustments to base salary and cash bonus targets in the first or second quarter of each year. Determinations regarding the actual payment of bonuses are generally made in the first quarter following the applicable performance period.

Base Salary

In 2012 and 2013, the Compensation Committee considered our CEO’s annual base salary and, in light of continued weakness in macroeconomic conditions and taking into consideration all other material elements of Mr. Saylor’s compensation arrangements, determined to leave Mr. Saylor’s base salary of $875,000 unchanged.

In 2012 and 2013, the CEO adjusted the annual base salaries of certain executive officers as follows:

	2012 Salary Adjustments			2013 Salary Adjustments
	Previous Annual Base Salary ($)	Adjusted Annual Base Salary ($)	Effective Date	Previous Annual Base Salary ($)	Adjusted Annual Base Salary ($)	Effective Date
Sanju K. Bansal	500,000	525,000	April 1, 2012	*	*	*
Jonathan F. Klein	650,000	682,500	April 1, 2012	682,500	800,000	April 1, 2013
Douglas K. Thede	500,000	525,000	April 1, 2012	525,000	575,000	April 1, 2013
Bob Watts	400,000	420,000	April 1, 2012	420,000	500,000	April 1, 2013
Peng Xiao	475,000	500,000	April 1, 2012	500,000	575,000	April 1, 2013
Donald W. Hunt	700,000	735,000	April 1, 2012	N/A	N/A	N/A
Jeffrey A. Bedell	500,000	525,000	April 1, 2012	N/A	N/A	N/A

*	As of the date of this proxy statement, the CEO has not made any adjustment to Mr. Bansal’s annual base salary for 2013.

In making these determinations, the CEO made subjective determinations that the increases in base salary or amounts of base salary, as applicable, were appropriate, and in so doing considered the following general factors:

•	Company performance over the prior several quarters and motivation for continued growth in the future;

•	job responsibilities of each executive officer as we continue to expand our business worldwide, implement new product initiatives, and adjust our strategic plan for an evolving business environment;

•	our October 2012 reorganization of our management team and the corresponding changes in job responsibilities for each executive officer; and

•	the competitive market for talented managers with experience and expertise in the business intelligence and software technology fields.

The CEO considered each executive officer’s strengths and abilities in such executive’s respective fields, scope of responsibilities, employment and compensation history, and such officer’s future potential. Each position is unique, not only in function but also in terms of the market norms for compensation and the pool of potential executives that may be available to fill that particular role. Given these unique conditions, determinations regarding base salaries are unique to each executive and do not necessarily reflect any comparative judgments. With respect to each of the executive officers other than himself, the CEO also conducted a subjective assessment of the executive’s individual performance, as measured against various objectives as described above.

Cash Bonuses

Saylor Cash Bonus Formulas

In March 2013, the Compensation Committee of the Board of Directors determined a bonus award to Mr. Saylor in the amount of $820,000 with respect to his performance during 2012 in accordance with the 2012 Saylor bonus formula. The 2012 Saylor bonus formula is based on the Company’s diluted earnings per share (DEPS) using graduated rates based on the Company’s achievement of specified levels of earnings, as was the case with Mr. Saylor’s cash bonus formulas for 2009, 2010 and 2011. Since the Company’s DEPS in 2012 was higher than in 2011, the bonus paid to Mr. Saylor for 2012 was higher than the bonus paid to him for 2011, consistent with the design of the 2012 Saylor bonus formula and the Compensation Committee’s philosophy in establishing the 2012 Saylor bonus formula. The Compensation Committee did not exercise its discretion to award a bonus amount lower than the amount calculated using the 2012 Saylor bonus formula since the amount derived from the formula was consistent with the Compensation Committee’s assessment of Mr. Saylor’s strong overall performance, the Company’s revenue growth, and continued progress with respect to the Company’s mobile and social networking initiatives.

In March 2013, the Compensation Committee established a formula for determining the eligible bonus amount with respect to Mr. Saylor’s performance for 2013 using the following graduated rates based on our achievement of specified levels of DEPS, up to a maximum potential bonus payment of $8 million, subject to the Compensation Committee’s discretion to award a bonus amount lower than the amount calculated using the formula:

•	$400,000 per dollar of DEPS for the first dollar of DEPS, plus

•	$500,000 per dollar of DEPS for the second dollar of DEPS, plus

•	$600,000 per dollar of DEPS for each dollar of DEPS over $2.00.

This formula is consistent with the bonus formula established for Mr. Saylor in recent years, except that the maximum potential bonus payment has been increased from $4,800,000 to $8,000,000.

Watts Cash Bonus Arrangements

Bonus awards were made to Mr. Watts in accordance with his cash bonus arrangements for 2012. Mr. Watts received an aggregate amount of $578,573 under these arrangements, which consisted of (i) $496,921 in quarterly bonus awards which was calculated by multiplying 3.6232% by the amount by which Mr. Watts’s “effective margin” for consulting and education services for each quarter in 2012 exceeded $1,000,000 and (ii) a $81,652 annual bonus award which constituted 0.75% of the increase in the annualized value of our maintenance contracts worldwide between the end of 2011 and the end of 2012. The bonuses paid to Mr. Watts were consistent with the design of his 2012 cash bonus arrangements and the CEO’s philosophy in establishing such arrangements.

Mr. Watts’s effective margin for consulting and education services was calculated by subtracting from the recognized revenues for our consulting and education services (i) cost of consulting revenues and cost of education revenues, which are GAAP categories constituting personnel and related overhead costs for consulting and education personnel, respectively, as well as other direct costs, such as subcontractor expenses, (ii) recognized expenses for personnel and related overhead costs for sales personnel dedicated to consulting and education sales in the GAAP category “Sales and Marketing Expenses”, and (iii) an estimate of recognized expenses in the GAAP category “Sales and Marketing Expenses” for variable compensation paid in connection with consulting and education sales to all MicroStrategy field sales and field management personnel (other than personnel covered by item (ii) above), as calculated using (A) a commission rate of 3.00% of recognized services revenues for MicroStrategy sales representatives and (B) applicable individual commission rates for field management personnel based on recognized services revenues, in each case for our core business intelligence business, using a constant foreign exchange rate. The following table sets forth the calculation of Mr. Watts’s effective margin for consulting and education services for each quarter of 2012.

Quarter Ended	Recognized Revenue for Consulting and Education Services		Cost of Consulting and Education Revenues		Personnel and Related Overhead Expenses		Variable Compensation Expense		Budget Amount		Effective Margin in Excess of Budget Amount
March 31, 2012	$37,526,000	-	$28,486,000	-	$3,938,000	-	$2,071,000	-	$1,000,000	=	$2,031,000
June 30, 2012	$38,814,000	-	$28,237,000	-	$3,310,000	-	$2,205,000	-	$1,000,000	=	$4,062,000
September 30, 2012	$38,515,000	-	$28,244,000	-	$3,725,000	-	$2,249,000	-	$1,000,000	=	$3,297,000
December 31, 2012	$39,266,000	-	$27,557,000	-	$4,058,000	-	$2,326,000	-	$1,000,000	=	$4,325,000

After multiplying Mr. Watts’s effective margin for consulting and education services in excess of $1,000,000 for each quarter of 2012 by 3.6232% pursuant to Mr. Watts’s 2012 cash bonus arrangements, the Company paid Mr. Watts the following associated quarterly bonus awards:

Quarter Ended	Quarterly Bonus Award
March 31, 2012	$73,586.86
June 30, 2012	$147,175.00
September 30, 2012	$119,456.52
December 31, 2012	$156,702.89

Total Quarterly Bonus Awards:	$496,921

The portion of Mr. Watts’s aggregate bonus attributable to the increase in the annualized value of our maintenance contracts was determined by subtracting (i) $233,646,513, the annualized value of maintenance contracts in effect on December 31, 2011 from (ii) $244,533,420, the annualized value of maintenance contracts in effect on December 31, 2012, resulting in an increase in the annualized value of maintenance contracts of 10,886,907, and then multiplying this result by 0.75%, yielding a total bonus relating to the increase in the annualized value of maintenance contracts of $81,652.

In March 2013, the Compensation Committee established a cash bonus plan with respect to Mr. Watts’s performance for 2013 pursuant to which he is eligible to receive:

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an annual bonus award determined by multiplying 0.50% by the following dollar amount for 2013: (1) our gross profit minus (2) sales and marketing expenses for our core business intelligence business minus (3) a specified threshold amount; and

•	an annual bonus award determined by multiplying 0.75% by the increase in the annualized value of our maintenance contracts worldwide between the end of 2012 and the end of 2013;

in each case subject to the Company’s discretion to award a bonus amount lower than the amount calculated using the formula that had been established. The maximum aggregate bonus that can be paid pursuant to Mr. Watts’s 2013 cash bonus plan is $6,500,000.

Hunt Cash Bonus Plans

Bonus awards were made to Mr. Hunt in accordance with his 2012 cash bonus plans with respect to the first and second quarters of 2012. Mr. Hunt received quarterly bonus awards of $159,978 and $192,941, which amounts were calculated by multiplying 0.5935% by the amounts by which Mr. Hunt’s “field margin” for the first and second quarters of 2012, respectively, exceeded $24,000,000. The bonuses paid to Mr. Hunt were consistent with the design of his 2012 cash bonus plans and the Compensation Committee’s and the CEO’s philosophies, as applicable, in establishing his 2012 cash bonus plans.

Mr. Hunt’s quarterly “field margin” was calculated by subtracting sales and marketing expenses, excluding Angel.com sales and marketing expenses, from our gross profit on a worldwide basis. The following table sets forth the calculation of Mr. Hunt’s field margin for each of the first and second quarters of 2012.

Quarter Ended	Consolidated Gross Profit		Consolidated Sales and Marketing Expenses		Non-Core Sales and Marketing Expenses		Budget Amount		Field Margin in Excess of Budget Amount
March 31, 2012	$106,096,000	-	$57,429,000	-	$(2,288,000)	-	$24,000,000	=	$26,955,000
June 30, 2012	$105,202,000	-	$51,117,000	-	$(2,424,000)	-	$24,000,000	=	$32,509,000

After multiplying Mr. Hunt’s field margin in excess of $24,000,000 for the first and second quarters of 2012 by 0.5935% pursuant to Mr. Hunt’s 2012 cash bonus plans, the Company paid Mr. Hunt the following associated quarterly bonus awards:

Quarter Ended	Quarterly Bonus Award
March 31, 2012	$159,978
June 30, 2012	$192,941

Total Quarterly Bonus Awards:	$352,919

Mr. Hunt’s employment with the Company ended in November 2012, and the only bonuses that he received pursuant to his cash bonus plans for 2012 were quarterly bonuses with respect to the first and second quarters of 2012.

Discretionary Cash Bonuses

The CEO used a subjective evaluation process, considering our overall performance and achievement of strategic objectives, as discussed earlier, in determining discretionary bonus awards for Messrs. Bansal, Klein, Thede, Xiao, and Bedell for 2012. For example, the CEO considered that in 2012 we achieved growth in total revenues, enhanced our global capacity by adding talented employees to support our increased customer base and the increasing levels of sophistication in our customers’ business intelligence needs and applications, and made continued progress in our mobile and social networking initiatives. The CEO also considered the contribution of each executive officer to our overall performance and achievement of strategic objectives. As a result of this subjective evaluation process, in February 2013, the CEO determined a bonus award with respect to performance in 2012 of $475,000 to Mr. Bansal, $892,500 to Mr. Klein, $550,000 to Mr. Thede, $565,000 to Mr. Xiao, and $475,000 to Mr. Bedell.

In April 2013, the CEO established cash bonus targets for 2013 for Messrs. Thede and Xiao, each in the amount of $575,000. Awards pursuant to the foregoing cash bonus targets will be determined by the CEO based on the CEO’s subjective evaluation of the individual’s performance in the context of general economic and industry conditions and Company performance during 2013.

2013 President Cash Bonus Formula

In March 2013, the Compensation Committee established a bonus formula with respect to Mr. Klein’s performance for 2013 which provides for an eligible bonus amount calculated by multiplying $160,000 by the Company’s DEPS for 2013, up to a maximum potential bonus amount of $6,500,000. The Compensation Committee has the discretion to award a bonus amount lower than the eligible bonus amount calculated using this formula.

Performance Incentive Plan

In March 2012, the Compensation Committee, acting upon the recommendation of the CEO, and based on the Committee’s subjective evaluation of motivation and retention objectives and individual performance in the context of general economic and industry conditions and Company performance in 2011, taking into account the scope of the executive officer’s responsibilities, his employment and compensation history with the Company, overall compensation arrangements and long-term potential to enhance stockholder value, as discussed earlier, granted to Messrs. Bansal, Klein, Thede, Watts, Xiao, Hunt, and Bedell awards under the Performance Incentive Plan with respect to 2012 based on a percentage of the Company’s core operating income for 2012, as set forth in the Performance Incentive Plan Awards Table. In March 2013, the Compensation Committee determined bonus amounts pursuant to these awards and granted awards with respect to 2013, each as set forth in the Performance Incentive Plan Awards Table. Each bonus award granted under the Performance Incentive Plan is subject to the continuous employment requirement and other conditions of the Performance Incentive Plan described above.

Angel.com Stock Options

On two occasions in 2012, the Board of Directors of Angel.com granted options to Messrs. Klein and Thede to purchase shares of the class A common stock of Angel.com, which was our subsidiary in 2012. We granted these stock options to Messrs. Klein and Thede in 2012 because they devoted a portion of their time in 2012 to the affairs of Angel.com. The options awarded to Messrs. Klein and Thede in 2012 represented, as of December 31, 2012, approximately 0.13% of the fully diluted common stock of Angel.com for each of Messrs. Klein and Thede. The size of each option award was determined based on the CEO’s subjective evaluation of the expected contribution of each executive to the value of the Angel.com business. We sold Angel.com in March 2013 and, in connection with the sale, each outstanding option was terminated in exchange for a cash payment equal to the difference between the per share consideration payable in connection with the sale and the exercise price of the option.

Hunt Separation Arrangements

In November 2012, we entered into an agreement with Mr. Hunt, our former Executive Vice President Worldwide Sales & Operations, in connection with the end of Mr. Hunt’s employment with us that month. Pursuant to the agreement, Mr. Hunt received a cash payment of $191,000, representing the estimated amount Mr. Hunt would have been eligible to receive for the third quarter of 2012 under his quarterly cash bonus plan for the second, third, and fourth quarters of 2012 if he had remained an employee of the Company and satisfied other conditions as required by such plan, plus an additional amount of $276,000. We also agreed to pay the cost of Mr. Hunt’s health benefit premiums for a period of eighteen (18) weeks beginning in November 2012. Mr. Hunt became ineligible to receive any further payments with respect to his 2012 cash bonus arrangements (including his awards under the Performance Incentive Plan) upon leaving the Company in November 2012.

Other Compensation Beginning in 2013

In addition to providing the same perquisites and personal benefits that we provided in 2012, the Company established in 2013 the following additional perquisite and personal benefit arrangements for our executive officers.

From time to time, Company personnel including Messrs. Saylor, Bansal, Klein, Thede, Watts, and Xiao are offered meals prepared by the Company’s in-house catering department. To the extent that any such meals are considered non-business expenses, they may be deemed compensation to the applicable individuals. In addition, the Company permits Mr. Saylor to use up to $25,000 per year (excluding any associated tax gross-up payments) of Company in-house catering resources for non-business purposes.

The Company has agreed to pay for tax advisory services to be rendered to Mr. Saylor by a tax advisory firm in connection with Mr. Saylor’s filing of foreign entity tax forms which are required in connection with his status as a controlling stockholder of MicroStrategy.

The Company pays Mr. Watts’s reasonable expenses for travel between his home in Kentucky and the Company’s headquarters during 2013. To the extent that any of these expenses constitute commuting expenses for purposes of the Internal Revenue Code, they may be deemed compensation to Mr. Watts.

To the extent that participation in the in-house catering arrangements described above, payment for the CEO’s engagement of a tax advisory firm as described above, or payment of Mr. Watts’s reasonable expenses for travel during the first half of 2013 between his home and the Company’s headquarters is deemed compensation to an executive officer for income tax purposes, the Company has agreed to pay to (or withhold and pay to the appropriate taxing authority on behalf of) such executive officer a “tax gross-up” in cash, which would approximate the amount of the individual’s (i) federal and state income and payroll taxes on the taxable income associated with such participation or payment plus (ii) federal and state income and payroll taxes on the taxes that the individual may incur as a result of the payment of taxes by the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

By the Compensation Committee of the Board of Directors of MicroStrategy Incorporated.

Carl J. Rickertsen

Jarrod M. Patten

Executive Officer Compensation

The compensation information set forth below relates to compensation paid by us to our chief executive officer, our chief financial officer, our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2012, and two additional individuals who would have been among our most highly compensated executive officers in 2012 but for the fact that these individuals were not serving as executive officers of the Company as of December 31, 2012, as well as Sanju K. Bansal, our Vice Chairman and Executive Vice President. In this section, we refer to all of these individuals collectively as our “executive officers”. Mr. Paul N. Zolfaghari, the Company’s President, is not among these eight individuals because he joined the Company in November 2012 and, as a result, was not among the three most highly compensated executive officers other than our chief executive officer and chief financial officer for 2012.

Summary Compensation Table

The table below sets forth certain information concerning the compensation of the executive officers for the fiscal years ended December 31, 2012, December 31, 2011, and December 31, 2010.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compen- sation ($)(2)	Total ($)
Michael J. Saylor	2012	875,000		—		—	820,000	(3)	1,526,207	3,221,207
Chairman of the Board and Chief Executive Officer	2011	875,000		—		—	710,000	(4)	1,564,448	3,149,448
	2010	875,000		—		—	1,932,000	(5)	1,167,553	3,974,553

Sanju K. Bansal	2012	518,750		875,000	(6)	—	—		42,161	1,435,911
Vice Chairman of the Board and Executive Vice President	2011	500,000		450,000		—	—		35,491	985,491
	2010	400,000		450,000		—	—		8,579	858,579

Jonathan F. Klein	2012	674,375		1,442,500	(7)	25,595	—		43,817	2,186,287
President & Chief Legal Officer	2011	650,000		765,000		—	—		22,583	1,437,583
	2010	550,000		750,000		—	—		25,872	1,325,872

Douglas K. Thede	2012	518,750		900,000	(8)	25,595	—		32,969	1,477,314
Senior Executive Vice President & Chief Financial Officer	2011	500,000		450,000		—	—		16,131	966,131
	2010	400,000		400,000		—	—		22,083	822,083

Bob Watts	2012	415,000		300,000	(9)	—	578,573	(10)	35,201	1,328,774
Senior Executive Vice President & Chief Operating Officer

Peng Xiao	2012	493,750		840,000	(11)	—	—		15,176	1,348,926
Senior Executive Vice President & Chief Technology Officer

Donald W. Hunt	2012	664,936	(13)	—		—	352,919	(14)	496,505	1,514,360
Former Executive Vice President,	2011	525,000		150,000		—	1,069,592	(15)	25,573	1,770,165
Worldwide Sales & Operations(12)

Jeffrey A. Bedell(16)	2012	518,750		900,000	(17)	—	—		16,526	1,435,276
Former Executive Vice President, Technology	2011	500,000		450,000		—	—		14,123	964,123
	2010	400,000		450,000		—	—		3,565	853,565

(1)	Amounts shown represent the aggregate grant date fair value in respect of options to purchase shares of class A common stock of Angel.com Incorporated (“Angel.com”), which, at the time of grant, was a subsidiary of the Company, which options were granted to the specified executive officers in 2012, calculated in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation”. See Note 9, “Share-Based Compensation,” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the year ended December 31, 2012, for the assumptions made in determining grant date fair values. These amounts reflect the aggregate grant date fair value for these options and are not intended to represent the value, if any, that has been or will be actually realized by the individual.

(2)

All Other Compensation includes the value of perquisites and other personal benefits, separation payments, employer 401(k) plan match, and group term life insurance premiums for the executive officer, as well as

“gross-ups” and other amounts reimbursed to him for the fiscal year for the payment of taxes, but does not include perquisites and other personal benefits for the executive officer if the total value of all perquisites and other personal benefits for such executive officer in a given fiscal year was less than $10,000.

For purposes of the amounts reported in this column:

•	“Sublease” refers to the subleases of office space by the Company to Aeromar Management Company, LLC (“Aeromar”) and Alcantara LLC (“Alcantara”), each of which is wholly owned by Mr. Saylor;

•	“Company Vehicles” refers to the Company’s limousine, sedan, and related driving services;

•	“Alternative Car Services” refers to services of one or more drivers for vehicles other than a Company-owned vehicle;

•

“Company Aircraft” refers to: the Bombardier Global Express XRS aircraft owned by the Company (the “Global Express”), as well as “NetJets Aircraft”, which refers to (i) the fractional interest that the Company leased in a Gulfstream Aerospace 450 through a fractional interest program operated by NetJets International, Inc. (“NetJets”), which fractional interest included certain rights to use the Gulfstream Aerospace 450 as well as other aircraft operated by NetJets and expired on June 30, 2011; and (ii) the fractional interest that the Company leased in a Gulfstream IV-SP through a fractional interest program operated by NetJets, which fractional interest included certain rights to use the Gulfstream IV-SP as well as other aircraft operated by NetJets and was terminated effective September 20, 2012;

•	“Club Dues” refers to club dues paid by the Company on behalf of executive officers;

•

“Corporate Development Programs” refers to tickets to sporting, charity, dining, entertainment, or similar events as well as use of corporate suites, club memberships, or similar facilities that the Company may acquire;

•	“President’s Club” refers to an annual trip and related events for sales and service personnel who have met specified performance criteria;

•

“Meeting Activities” refers to Board of Directors meetings and other related activities in various locations for which our payment of the expenses of executive officers and their guests may be deemed compensation to executive officers;

•	“Security Services” refers to the provision of security services for Mr. Saylor in December 2012;

•

“Supplemental Disability Insurance” refers to the premiums paid by the Company with respect to individual disability insurance policies provided to Messrs. Saylor, Bansal, Klein, Thede, Watts, Xiao, and Bedell as a supplement to the group disability insurance that is available to most Company employees; and

•	“Executive Healthcare Screening Program” refers to a program pursuant to which the Company pays the cost of annual healthcare screenings for eligible executive officers.

See “Compensation Discussion and Analysis” for further discussion of the benefits referred to in this footnote.

With respect to each item of All Other Compensation, we report the higher of (i) aggregate incremental cost to the Company, or (ii) compensation imputed to the executive officer for tax purposes. We generally calculate aggregate incremental cost to the Company by disregarding fixed costs that the Company has already incurred as a general matter but are necessary to provide the item, and aggregating only the variable costs that the Company incurs as a result of providing the item to the executive officer. The amounts shown for Alternative Car Services, President’s Club, Meeting Activities, Security Services, employer 401K plan match, and separation payments reflect the aggregate incremental cost to the Company for such items, which is also the amount of compensation reported with respect to the executive officer for tax purposes.

•

With respect to the aggregate incremental cost of providing the Sublease, we have computed an amount based upon a pro rata allocation of office expenses such as supplies, communications, equipment, and related expenses based upon headcount and square footage utilized under the Sublease. We did not include any expense for furniture used from our pre-existing supply, office building rent that we incur regardless of whether we sublease the one office provided to Aeromar and the one office previously provided to Alcantara, the value of a parking space provided in our building that we are allocated regardless of whether we sublease an office to Aeromar or Alcantara, network infrastructure and other electronic resources that we make available in our building generally, or the administration fee that we incur generally regardless of whether we sublease an office to Aeromar or Alcantara.

•

In determining the aggregate incremental cost of providing personal use of Corporate Development Programs, we aggregated costs such as (x) additional event tickets purchased for the individual making personal use and his personal guests, and (y) a portion of the additional food service expenses incurred in connection with the use of such additional event tickets based on the percentage of such additional event tickets attributable to such individual’s personal use. We did not include any expense that the Company incurred to lease facilities, to purchase annual ticket subscriptions, or to provide standard food service for business entertainment that the Company subsequently made available for personal use.

•

With respect to the aggregate incremental cost of Mr. Saylor’s personal use of Company Vehicles, we included in the aggregate incremental cost calculation the entire annual cost to the Company of the related driving services, regardless of the fact that such vehicles are generally available for Company business use when not being used by Mr. Saylor. With respect to Mr. Saylor’s personal use of the sedan, we also treated the entire cost to the Company of the associated depreciation, insurance, property taxes, and satellite radio subscription as aggregate incremental cost. With respect to Mr. Saylor’s personal use of the limousine, we did not treat the associated depreciation, insurance, property taxes, and related costs as aggregate incremental cost because Mr. Saylor’s personal use of the limousine has constituted a small percentage of the overall use.

•

With respect to Company Aircraft, we have determined that there is no aggregate incremental cost to the Company when personal guests of executive officers accompany executive officers on business flights. In determining the aggregate incremental cost of providing the Global Express for personal use when the purpose of the flight is personal in nature, we aggregated variable costs associated with the particular flight such as fuel costs, crew travel expenses, casual and temporary labor costs, aviation staff expenses, aircraft trip planning fees, handler and landing fees, and catering costs. In determining the aggregate incremental cost of providing the NetJets Aircraft for personal use when the purpose of the flight is personal in nature, we aggregated variable costs such as the occupied hourly charge assessed by NetJets per hour of use, as well as any other variable costs associated with the particular flight for which NetJets charged the Company, including fuel surcharges, excise taxes, landing fees, international flight crew and passenger fees, domestic flight segment fees, and catering costs.

•

In determining the aggregate incremental cost of participation in President’s Club, we aggregated costs such as (x) the individual travel, accommodation, meal, and porterage expenses of each applicable executive officer and his guest(s), (y) any stipend provided to the participant by the Company, and (z) a pro rata amount of the catering and other miscellaneous costs for President’s Club generally.

•

With respect to the Executive Healthcare Screening Program, we have determined that the aggregate incremental cost to the Company of providing this benefit is the cost to the Company of the applicable executive officer’s annual screening.

•

With respect to life insurance and Supplemental Disability Insurance, we have determined that the aggregate incremental cost to the Company of providing each of these benefits is the insurance premium paid by the Company in connection with the Company’s provision of the respective insurance policy to the applicable executive officer.

The following table shows the amounts of individual perquisites, other personal benefits, and certain other compensation that are reported in the aggregate as “All Other Compensation” in the Summary Compensation Table.

	All Other Compensation Table
		Perquisites and Other Personal Benefits												Additional All Other Compensation
Name	Year	Sub-lease ($)(a)	Company Vehicles ($)(b)	Alter- native Car Services ($)	Company Aircraft ($)(c)	Club Dues ($)(d)	Corporate Develop- ment Programs ($)(e)	Presi- dent’s Club ($)	Meeting Activities ($)	Security Services ($)	Supple- mental Disability Insurance ($)	Executive Healthcare Screening Program ($)	Miscel- laneous ($)(f)	Employer 401K Plan Match ($)	Life Insur- ance ($)(g)	Tax Reimbur- sement ($)	Separation Payments ($)	Total
Michael J. Saylor	2012	12,414	140,146	86,700	739,296	2,300	26,810	9,109	2,150	28,343	10,967	N/A	—	3,000	360	464,612	N/A	1,526,207
	2011	11,516	148,945	86,700	833,280	2,245	18,801	16,265	23,308	N/A	6,883	N/A	—	3,000	360	413,145	N/A	1,564,448
	2010	12,593	124,794	86,700	553,271	2,185	18,333	9,710	9,834	N/A	N/A	N/A	—	3,000	360	346,773	N/A	1,167,553

Sanju K. Bansal	2012	N/A	—	—	8,644	1,790	1,502	—	5,197	N/A	10,466	—	—	3,000	360	11,202	N/A	42,161
	2011	N/A	—	—	2,579	2,360	2,909	7,689	—	N/A	6,549	N/A	288	3,000	360	9,757	N/A	35,491
	2010	N/A	*	*	*	*	*	*	*	NA	N/A	N/A	*	3,000	360	5,219	N/A	8,579

Jonathan F. Klein	2012	N/A	—	—	5,944	2,390	1,555	—	6,741	N/A	9,663	2,504	—	3,000	360	11,660	N/A	43,817
	2011	N/A	—	—	—	2,360	5,998	—	—	N/A	6,048	N/A	—	3,000	240	4,937	N/A	22,583
	2010	N/A	—	—	5,906	940	790	—	5,285	N/A	N/A	N/A	—	3,000	240	9,711	N/A	25,872

Douglas K. Thede	2012	N/A	—	—	2,972	—	196	—	7,581	N/A	8,825	2,450	—	3,000	240	7,705	N/A	32,969
	2011	N/A	—	—	—	2,330	2,818	—	—	N/A	5,519	N/A	113	3,000	240	2,111	N/A	16,131
	2010	N/A	—	—	5,906	940	2,748	—	1,694	N/A	N/A	N/A	—	3,000	240	7,555	N/A	22,083

Bob Watts	2012	N/A	—	—	—	1,790	—	10,118	1,700	N/A	9,084	—	248	3,000	360	8,901	N/A	35,201

Peng Xiao	2012	N/A	—	—	—	1,176	869	—	—	N/A	7,096	2,450	—	3,000	216	369	N/A	15,176

Donald W. Hunt	2012	N/A	—	—	—	1,790	—	12,499	—	N/A	N/A	—	—	3,000	860	8,959	469,397	496,505
	2011	N/A	—	—	2,579	1,908	—	9,226	—	N/A	N/A	N/A	—	2,625	774	8,461	N/A	25,573

Jeffrey A. Bedell	2012	N/A	—	—	—	1,790	—	—	—	N/A	8,992	2,504	—	3,000	240	—	N/A	16,526
	2011	N/A	—	—	—	2,330	630	—	—	N/A	8,423	N/A	—	2,500	240	—	N/A	14,123
	2010	N/A	*	*	*	*	*	*	*	NA	N/A	N/A	*	3,000	240	325	N/A	3,565

*	The appearance of an asterisk (*) in the All Other Compensation Table indicates that the total value of all perquisites and other personal benefits for the applicable executive officer in the applicable fiscal year was less than $10,000 and, therefore, the value, if any, of the applicable perquisite or other personal benefit is not reported.

(a)	The amounts reported in this column with respect to personal use of the Sublease reflect compensation imputed to Mr. Saylor for tax purposes. The aggregate incremental cost of providing the Sublease to Mr. Saylor in 2012, 2011, and 2010 was approximately $4,841, $4,817, and $3,275, respectively.

(b)	The amounts reported in this column with respect to personal use of the Company Vehicles in 2012 and 2011 reflect the aggregate incremental cost of Mr. Saylor’s personal use of the Company Vehicles. The amount reported in this column with respect to 2010 reflects compensation imputed to Mr. Saylor for tax purposes. The aggregate incremental cost of providing personal use of the Company Vehicles to Mr. Saylor in 2010 was approximately $115,141.

(c)	The amounts reported in this column with respect to personal use of Company Aircraft by Mr. Saylor reflect the aggregate incremental cost of his personal use of Company Aircraft. The amounts reported in this column with respect to personal use of Company Aircraft by Messrs. Bansal, Klein, Thede, and Hunt reflect compensation imputed for tax purposes in accordance with a schedule published by the Internal Revenue Service, rather than aggregate incremental cost which was determined by the Company to be zero in each case.

(d)	The amounts reported in this column reflect Club Dues incurred by our executive officers with respect to the years indicated.

(e)

The amounts reported in this column with respect to personal use of the Corporate Development Programs by Messrs. Saylor and Bansal, as well as personal use of the Corporate Development Programs by Mr. Klein in 2011 and Mr. Thede in 2011 and 2010, reflect compensation imputed for tax purposes. The aggregate incremental cost of providing personal use of Corporate Development Programs: (i) to Mr. Saylor in 2012, 2011, and 2010 was approximately $24,202, $13,602, and $13,391, respectively; (ii) to Mr. Bansal in 2012 and 2011 was approximately $652 and $865, respectively; (iii) to Mr. Klein in 2011 was approximately $3,216, and (iv) to Mr. Thede in 2011 and 2010 was approximately $1,431 and $754, respectively. All other amounts reported in this column with respect to personal use of Corporate Development Programs reflect the aggregate incremental cost of such personal use.

(f)	The amounts reported in this column reflect compensation imputed for tax purposes with respect to a bereavement gift to Mr. Bansal, a commemorative souvenir that was given to Mr. Thede in connection with a Company transaction, and a meal provided to Mr. Watts’s spouse in connection with a celebratory dinner.

(g)	The amounts reported in this column with respect to the provision of life insurance reflect the amounts that are reportable as income as determined pursuant to Section 79 of the Internal Revenue Code. The aggregate incremental cost of providing life insurance to Messrs. Saylor, Bansal, Klein, Thede, Watts, Xiao, Hunt, and Bedell was $150 per person per year.

(3)	Amount shown represents the bonus amount awarded to Mr. Saylor pursuant to his cash bonus formula for 2012.

(4)	Amount shown represents the bonus amount awarded to Mr. Saylor pursuant to his cash bonus formula for 2011.

(5)	Amount shown represents the bonus amount awarded to Mr. Saylor pursuant to his cash bonus formula for 2010.

(6)	Of the amount shown, $475,000 represents a discretionary cash bonus amount awarded to Mr. Bansal with respect to 2012 and $400,000 represents Mr. Bansal’s bonus award under the Company’s Performance Incentive Plan with respect to the 2009 fiscal year, which award became payable and was paid in December 2012.

(7)	Of the amount shown, $892,500 represents a discretionary cash bonus amount awarded to Mr. Klein with respect to 2012 and $550,000 represents Mr. Klein’s bonus award under the Company’s Performance Incentive Plan with respect to the 2009 fiscal year, which award became payable and was paid in December 2012.

(8)	Of the amount shown, $550,000 represents a discretionary cash bonus amount awarded to Mr. Thede with respect to 2012 and $350,000 represents Mr. Thede’s bonus award under the Company’s Performance Incentive Plan with respect to the 2009 fiscal year, which award became payable and was paid in December 2012.

(9)	Amount shown represents Mr. Watts’s bonus award under the Company’s Performance Incentive Plan with respect to the 2009 fiscal year, which award became payable and was paid in December 2012.

(10)	Amount shown represents the aggregate cash bonus amount awarded to Mr. Watts pursuant to his cash bonus arrangements for 2012.

(11)	Of the amount shown, $565,000 represents a discretionary cash bonus amount awarded to Mr. Xiao with respect to 2012 and $275,000 represents Mr. Xiao’s bonus award under the Company’s Performance Incentive Plan with respect to the 2009 fiscal year, which award became payable and was paid in December 2012.

(12)	Mr. Hunt’s employment with the Company ended in November 2012.

(13)	Amount shown includes the value of Mr. Hunt’s accrued vacation at the time that his employment with the Company ended, which amount was paid to Mr. Hunt following his departure.

(14)	Amount shown represents the aggregate bonus amount awarded to Mr. Hunt pursuant to his quarterly field margin cash bonus plans for 2012 and his annual maintenance cash bonus plan for 2012.

(15)	Amount shown represents the cash bonus amount awarded to Mr. Hunt pursuant to his bonus plan for 2011.

(16)	Mr. Bedell’s employment with the Company ended in March 2013.

(17)	Of the amount shown, $475,000 represents a discretionary cash bonus amount awarded to Mr. Bedell with respect to 2012 and $425,000 represents Mr. Bedell’s bonus award under the Company’s Performance Incentive Plan with respect to the 2009 Fiscal year, which award became payable and was paid in December 2012.

Grants of Plan-Based Awards for 2012

The following table sets forth certain information concerning grants of plan-based awards to the executive officers for the fiscal year ended December 31, 2012:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						All Other Options Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Option Awards ($)(3)
Name	Grant Date		Threshold ($)		Target ($)		Maximum ($)
Michael J. Saylor				(4)	710,000	(4)	4,800,000	(4)
Sanju K. Bansal				(5)	104,330	(5)	1,500,000	(5)
Jonathan F. Klein				(5)	137,715	(5)	1,500,000	(5)
	3/21/2012	(6)							12,500	2.54	9,875
	9/28/2012	(7)							12,000	2.75	15,720
Douglas K. Thede				(5)	137,715	(5)	1,500,000	(5)
	3/21/2012	(6)							12,500	2.54	9,875
	9/28/2012	(7)							12,000	2.75	15,720
Bob W. Watts				(5)	75,117	(5)	1,500,000	(5)
				(8)	273,082	(8)		(8)
Peng Xiao				(5)	104,330	(5)	1,500,000	(5)
Donald W. Hunt				(5)	156,495	(5)(9)	1,500,000	(5)
				(10)	96,698	(10)		(10)
				(11)	453,034	(11)	8,000,000	(11)
				(12)	186,257	(12)	8,000,000	(12)
Jeffrey A. Bedell				(5)	104,330	(5)(13)	1,500,000	(5)

(1)	Amounts shown relate to options to purchase shares of class A common stock of Angel.com, which, at the time of grant, was a subsidiary of the Company and was subsequently sold. The options were granted to the specified executive officers in the applicable fiscal year.

(2)	Options to purchase shares of class A common stock of Angel.com were granted with an exercise price no less than the fair market value of such stock as determined by the Board of Directors of Angel.com on the grant date.

(3)	Amounts shown represent the aggregate grant date fair value in respect of options to purchase shares of class A common stock of Angel.com granted to the specified executive officers in the applicable fiscal year, calculated in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation”. See Note 9, “Share-Based Compensation,” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the year ended December 31, 2012, for the assumptions made in determining grant date fair values. These amounts reflect the aggregate grant date fair value for these options and are not intended to represent the value, if any, that has been or will be actually realized by the individual.

(4)

The Compensation Committee established the 2012 Saylor bonus formula based on a performance goal relating to the Company’s diluted earnings per share for fiscal year 2012, as discussed in “Compensation Discussion and Analysis.” The maximum bonus amount that could be awarded pursuant to this formula was $4,800,000. There were no threshold or target bonus amounts under the 2012 Saylor bonus formula. When target awards are not determinable, SEC rules require the disclosure of representative amounts based on the previous year’s performance. Accordingly, the amount in the “Target” column represents the award for which Mr. Saylor would have been eligible if the Company’s diluted earnings per share for fiscal year 2012 had been the same as the Company’s diluted earnings per share for fiscal year 2011. On March 7, 2013, the Compensation Committee awarded a bonus to Mr. Saylor in the amount of $820,000 (as set forth in the Summary Compensation Table above) with respect to his performance during fiscal year 2012 pursuant to the 2012 Saylor bonus formula. The bonus award was paid to Mr. Saylor in March 2013.

(5)	Item relates to an award granted by the Compensation Committee under the Company’s Performance Incentive Plan, pursuant to which the executive officer was eligible to receive a bonus amount based on a percentage of the Company’s Core Operating Income (income from operations before financing and other income and income taxes of the Company’s consolidated core business intelligence business unit as shown in our Consolidated Statements of Operations by business unit) for fiscal year 2012. The total amount paid under the Performance Incentive Plan to any individual participant may not exceed $1,500,000 in any fiscal year. There were no threshold or target bonus amounts with respect to these 2012 Performance Incentive Plan awards. When target awards are not determinable, SEC rules require the disclosure of representative amounts based on the previous year’s performance. Accordingly, the amount in the “Target” column represents the bonus for which the executive officer would have been eligible if the Company’s Core Operating Income for fiscal year 2012 had been the same as the Company’s Core Operating Income for fiscal year 2011. On March 30, 2013, the Compensation Committee determined that Messrs. Bansal, Klein, Thede, Watts, and Xiao were eligible to be paid bonuses with respect to such awards in the amounts of $165,495, $218,453, $218,453, $119,156, and $165,495, respectively. Payment of such amounts will generally occur within 31 days after December 31, 2015, subject to the award recipient being continuously employed through December 31, 2015 and the other terms and conditions of the Performance Incentive Plan. The bonus amount payable to an award recipient may be reduced or recouped by the Company, in whole or in part, in the event the award administrator determines that the award recipient has engaged in fraud or misconduct. The award administrator may also reduce, in whole or in part, the bonus amount if the Company experiences a financial restatement and the bonus amount previously determined is greater than it would be if such amount were determined based on the restated financial statement.

(6)	This stock option was terminated in exchange for a cash payment to the applicable executive officer of $45,627 in connection with the sale of Angel.com in March 2013.

(7)	This stock option was terminated in exchange for a cash payment to the applicable executive officer of $41,282 in connection with the sale of Angel.com in March 2013.

(8)	The CEO established cash bonus arrangements for Mr. Watts for 2012 based on specific, pre-established financial metrics, as discussed in “Compensation Discussion and Analysis.” There were no threshold, target, or maximum bonus amounts under Mr. Watts’s cash bonus arrangements for 2012. When target awards are not determinable, SEC rules require the disclosure of representative amounts based on the previous year’s performance. Accordingly, the amount in the “Target” column represents the award for which Mr. Watts would have been eligible if the Company’s margin for consulting and education services (Mr. Watts’s “effective margin”), and the growth in the annualized value of the Company’s worldwide maintenance contracts for fiscal year 2012 had been the same as Mr. Watts’s effective margin and the growth in the annualized value of the Company’s worldwide maintenance contracts for fiscal year 2011. Bonus award payments were made to Mr. Watts in quarterly increments during 2012 and early 2013 in the aggregate amount of $496,921 with respect to his effective margin for each quarter of fiscal year 2012, and one annual increment in 2013 with respect to growth in the annualized value of the Company’s worldwide maintenance contracts in fiscal year 2012 in the amount of $81,652, for a total of $578,573 with respect to his performance during fiscal year 2012 pursuant to his cash bonus arrangements for 2012.

(9)	Mr. Hunt’s employment with the Company ended on November 9, 2012 and, accordingly, he became ineligible to receive any amounts with respect to his award for 2012 under the Performance Incentive Plan.

(10)

The CEO established a cash bonus plan for Mr. Hunt with respect to the first quarter of fiscal year 2012 (his “Q1 Quarterly Bonus Plan”) based on specific, pre-established financial metrics, as discussed in “Compensation

Discussion and Analysis.” There were no threshold, target, or maximum bonus amounts under Mr. Hunt’s Q1 Quarterly Bonus Plan. When target awards are not determinable, SEC rules require the disclosure of representative amounts based on the previous year’s performance. Accordingly, the amount in the “Target” column represents the award for which Mr. Hunt would have been eligible if the Company’s gross profit minus the Company’s sales and marketing expenses for our core BI business (Mr. Hunt’s “field margin”) for the first quarter of 2012 had been the same as his field margin for the first quarter of 2011. A bonus award payment of $159,978 was made to Mr. Hunt in the second quarter of 2012 pursuant to his Q1 Quarterly Bonus Plan.

(11)	The Compensation Committee established a cash bonus plan for Mr. Hunt for the second, third, and fourth quarters of fiscal year 2012 (his “Q2-Q4 Quarterly Bonus Plan”) based on specific, pre-established financial metrics, as discussed in “Compensation Discussion and Analysis.” The maximum aggregate bonus amount that could be awarded pursuant to this plan and Mr. Hunt’s Annual Maintenance Bonus Plan (as described below) was $8,000,000. There were no threshold or target bonus amounts under Mr. Hunt’s Q2-Q4 Quarterly Bonus Plan. When target awards are not determinable, SEC rules require the disclosure of representative amounts based on the previous year’s performance. Accordingly, the amount in the “Target” column represents the award for which Mr. Hunt would have been eligible if Mr. Hunt’s field margin for the second, third, and fourth quarters of 2012 had been the same as the field margin for the second, third, and fourth quarters of 2011. On September 7, 2012, the Compensation Committee awarded a cash bonus to Mr. Hunt in the amount of $192,941 with respect to his performance during the second quarter of 2012 pursuant to his Q2-Q4 Quarterly Bonus Plan. Mr. Hunt’s employment with the Company ended on November 9, 2012 and, accordingly, he became ineligible to receive any amounts under such plan with respect to the third and fourth quarters of 2012.

(12)	The Compensation Committee established a bonus plan for Mr. Hunt for the full fiscal year 2012 (his “Annual Maintenance Bonus Plan”) based on specific, pre-established financial metrics, as discussed in “Compensation Discussion and Analysis.” There were no threshold or target bonus amounts under Mr. Hunt’s Annual Maintenance Bonus Plan. The maximum aggregate bonus amount that could be awarded pursuant to this plan and Mr. Hunt’s Q2-Q4 Quarterly Bonus Plan was $8,000,000. When target awards are not determinable, SEC rules require the disclosure of representative amounts based on the previous year’s performance. Accordingly, the amount in the “Target” column represents the award for which Mr. Hunt would have been eligible if the growth in the annualized value of the Company’s worldwide maintenance contracts in 2012 had been the same as the growth in the annualized value of the Company’s worldwide maintenance contracts in 2011. Mr. Hunt’s employment with the Company ended on November 9, 2012 and, accordingly, he became ineligible to receive any amounts under his Annual Maintenance Bonus Plan.

(13)	Mr. Bedell’s employment with the Company ended on March 22, 2013 and, accordingly, he became ineligible to receive any amounts with respect to his award for 2012 under the Performance Incentive Plan.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth information concerning unexercised options outstanding as of December 31, 2012 for each of the executive officers. All option awards related to the class A common stock of Angel.com, which was a subsidiary of the Company at the time of grant and was subsequently sold.

Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price per Share ($)	Option Expiration Date
	Exercisable	Unexercisable
Michael J. Saylor	—	—		—	—
Sanju K. Bansal	—	—		—	—
Jonathan F. Klein	—	82,500	(1)	1.80	9/17/2019
	—	12,500	(2)	2.54	3/21/2022
	—	12,000	(3)	2.75	9/28/2022
Douglas K. Thede	—	55,000	(4)	1.80	9/17/2019
	—	12,500	(2)	2.54	3/21/2022
	—	12,000	(3)	2.75	9/28/2022
Bob Watts	—	—		—	—
Peng Xiao	—	55,000	(4)	1.80	9/17/2019
Donald W. Hunt	—	—		—	—
Jeffrey A. Bedell	—	—		—	—

(1)	The First Installment (as defined below) of the shares subject to this stock option would have vested on the first to occur of: (i) an initial public offering of the common stock of Angel.com; (ii) a change in control over Angel.com; and (iii) a sale of all or substantially all of the assets of Angel.com (other than to an affiliate of MicroStrategy or Michael J. Saylor) (the “Initial Vesting Date”). Assuming that the Initial Vesting Date occurred, to the extent any portion of this stock option did not vest on that date, then 16,500 shares would have vested on each July 1 that followed the Initial Vesting Date until such option was fully vested. The First Installment for purposes of this stock option means: (i) 33,000 shares if the Initial Vesting Date occurred on or after July 1, 2010 but before July 1, 2011; (ii) 49,500 shares if the Initial Vesting Date occurred on or after July 1, 2011 but before July 1, 2012; (iii) 66,000 shares if the Initial Vesting Date occurred on or after July 1, 2012 but before July 1, 2013; and (iv) 82,500 shares if the Initial Vesting Date occurred on or after July 1, 2013. This stock option was terminated in exchange for a cash payment to the applicable executive officer of $362,191 in connection with the sale of Angel.com in March 2013.

(2)	The First Installment (as defined below) of the shares subject to this stock option would have vested on the first to occur of: (i) an initial public offering of the common stock of Angel.com; (ii) a change in control over Angel.com; and (iii) a sale of all or substantially all of the assets of Angel.com (other than to an affiliate of MicroStrategy or Michael J. Saylor) (the “Initial Vesting Date”). Assuming that the Initial Vesting Date occurred, to the extent any portion of this stock option did not vest on that date, then 2,500 shares would have vested on each March 21 that followed the Initial Vesting Date until such option was fully vested. The First Installment for purposes of this stock option means: (i) 2,500 shares if the Initial Vesting Date occurred on or after March 21, 2013 but before March 21, 2014; (ii) 5,000 shares if the Initial Vesting Date occurred on or after March 21, 2014 but before March 21, 2015; (iii) 7,500 shares if the Initial Vesting Date occurred on or after March 21, 2015 but before March 21, 2016; (iv) 10,000 shares if the Initial Vesting Date occurred on or after March 21, 2016 but before March 21, 2017; and (v) 12,500 shares if the Initial Vesting Date occurred on or after March 21, 2017. This stock option was terminated in exchange for a cash payment to the applicable executive officer of $45,627 in connection with the sale of Angel.com in March 2013.

(3)	The First Installment (as defined below) of the shares subject to this stock option would have vested on the first to occur of: (i) an initial public offering of the common stock of Angel.com; (ii) a change in control over Angel.com; and (iii) a sale of all or substantially all of the assets of Angel.com (other than to an affiliate of MicroStrategy or Michael J. Saylor) (the “Initial Vesting Date”). Assuming that the Initial Vesting Date occurred, to the extent any portion of this stock option did not vest on that date, then 2,400 shares would have vested on each September 28 that followed the Initial Vesting Date until such option was fully vested. The First Installment for purposes of this stock option means: (i) 2,400 shares if the Initial Vesting Date occurred on or after September 28, 2013 but before September 28, 2014; (ii) 4,800 shares if the Initial Vesting Date occurred on or after September 28, 2014 but before September 28, 2015; (iii) 7,200 shares if the Initial Vesting Date occurred on or after September 28, 2015 but before September 28, 2016; (iv) 9,600 shares if the Initial Vesting Date occurred on or after September 28, 2016 but before September 28, 2017; and (v) 12,000 shares if the Initial Vesting Date occurred on or after September 28, 2017. This stock option was terminated in exchange for a cash payment to the applicable executive officer of $41,282 in connection with the sale of Angel.com in March 2013.

(4)	The First Installment (as defined below) of the shares subject to this stock option would have vested on the first to occur of: (i) an initial public offering of the common stock of Angel.com; (ii) a change in control over Angel.com; and (iii) a sale of all or substantially all of the assets of Angel.com (other than to an affiliate of MicroStrategy or Michael J. Saylor) (the “Initial Vesting Date”). Assuming that the Initial Vesting Date occurred, to the extent any portion of this stock option did not vest on that date, then 11,000 shares would have vested on each July 1 that followed the Initial Vesting Date until such option was fully vested. The First Installment for purposes of this stock option means: (i) 22,000 shares if the Initial Vesting Date occurred on or after July 1, 2010 but before July 1, 2011; (ii) 33,000 shares if the Initial Vesting Date occurred on or after July 1, 2011 but before July 1, 2012; (iii) 44,000 shares if the Initial Vesting Date occurred on or after July 1, 2012 but before July 1, 2013; and (iv) 55,000 shares if the Initial Vesting Date occurred on or after July 1, 2013. This stock option was terminated in exchange for a cash payment to the applicable executive officer of $241,461 in connection with the sale of Angel.com in March 2013.

Option Exercises in 2012

The following table sets forth information concerning the number of shares acquired and the value realized on exercise of stock options during the fiscal year ended December 31, 2012 by each of the executive officers.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Michael J. Saylor	393,146	42,096,850
Sanju K. Bansal	20,000	2,088,000
Jonathan F. Klein	—	—
Douglas K. Thede	—	—
Bob Watts	—	—
Peng Xiao	—	—
Donald W. Hunt	—	—
Jeffrey A. Bedell	62,500	5,064,941

(1)	This amount represents the difference between the exercise price and the closing price of our class A common stock on the date of exercise. This amount may not represent the value that is actually realized by the executive officer upon sale of underlying shares due to differences between the closing price of our class A common stock on the date of exercise and the price or prices at which the executive officer may have sold the shares he received following exercise.

Potential Payments Upon Termination or Change-in-Control

Mr. Watts’s December 2007 offer letter to join the Company as Vice President, Worldwide Consulting & Education Services contains a change-of-control provision. This provision entitles Mr. Watts to receive $250,000 in the event that he suffers a material reduction in his responsibilities, duties, and compensation immediately following a change of control of the Company.

Director Compensation

Each non-employee or “outside” director receives a fee of $25,000 for each quarterly meeting of the Board of Directors that the outside director attends in person. An outside director may be paid this fee for attending a quarterly board meeting via telephonic conference call if the outside director has good reason for the outside director’s failure to attend such meeting in person as determined by the Chairman of the Board, but such payment is limited to one occurrence in any given fiscal year. Each outside director who is a member of the Audit Committee also receives a fee of $10,000 (or $12,500 in the case of the Chairman of the Audit Committee) for each quarterly meeting of such committee that the outside director attends in person. Each outside director who is a member of the Compensation Committee also receives a fee of $5,000 (or $7,500 in the case of the Chairman of the Compensation Committee), which is paid quarterly, provided that, in order to be eligible to receive the fee with respect to a fiscal quarter, the outside director must have served on the Compensation Committee on the last day of such fiscal quarter. Each outside director may receive up to $12,000 of fees in the aggregate in any fiscal quarter for additional services delegated by the Board of Directors to such outside director in the outside director’s capacity as a member of the Audit Committee, the Compensation Committee, the Board of Directors, or any other committees of the Board of Directors, provided that any such fee paid with respect to a particular service must be approved by the Board of Directors following the completion of such service by the outside director.

Each outside director is reimbursed for all reasonable out-of-pocket expenses incurred by him or her in attending meetings of the Board of Directors and any committee thereof and otherwise in performing his or her duties as an outside director, subject to compliance with our standard documentation policies regarding reimbursement of business expenses. From time to time, the Board of Directors may hold meetings and other related activities in various locations for which our payment of the expenses of outside directors and their guests may be deemed compensation to outside directors (“Meeting Activities”). In addition, we may hold, host, or otherwise arrange parties, outings, or other similar entertainment events for which our payment of the expenses of outside directors and their guests may be deemed compensation to outside directors (“Entertainment Events”). We may also request that outside directors participate in conferences, symposia, and other similar events or activities relating to our business for which our payment of the expenses of outside directors and their guests may be deemed compensation to outside directors (“Company-Sponsored Activities” and, collectively with Meeting Activities and Entertainment Events, “MicroStrategy Activities”). Each of our employee directors is also eligible to participate in MicroStrategy Activities.

We are also authorized to make available, from time to time, for personal use by outside directors, our executive officers, and other employees of the Company and its subsidiaries: tickets to sporting, charity, dining, entertainment, or similar events as well as use of corporate suites, club memberships, or similar facilities that we may acquire (“Corporate Development Programs”); Company-owned vehicles and related driving services (“Company Vehicles”); the services of one or more drivers for vehicles other than Company-owned vehicles (“Alternative Car Services”); and “Company Aircraft” which includes the Company’s Global Express aircraft, as well as (i) any aircraft in which we have leased a fractional interest (the “Fractional Aircraft”) and which is managed by NetJets International, Inc. or any of its affiliates (collectively, “NetJets”), together with all other aircraft managed or provided by NetJets to the extent that we use such other aircraft in connection with our lease of the Fractional Aircraft, and (ii) such other aircraft (A) that we may, from time to time, lease or charter, including, without limitation, any aircraft subject to a fractional interest program in which we may participate by leasing a fractional interest, and (B) that has been designated by the Company to be “Company Aircraft” under our aircraft use policy. Outside directors may make personal use of Company Aircraft provided that (i) all outside directors are invited by the Company to travel on the applicable flight and (ii) such personal use is in connection with the outside director’s participation in one or more (A) Meeting Activities, (B) Entertainment Events to which all outside directors have been invited, or (C) Company-Sponsored Activities. In addition, outside directors may make personal use of Company Aircraft on a “ride-along” basis for up to four flight segments per year.

To the extent that participation in MicroStrategy Activities or personal use of Corporate Development Programs, Company Vehicles, Alternative Car Services, or Company Aircraft is deemed compensation to a director, we pay to (or withhold and pay to the appropriate taxing authority on behalf of) such director a “tax gross-up” in cash, which would approximate the amount of the director’s federal and state income and payroll taxes on the taxable income associated with such participation or personal use plus federal and state income and payroll taxes on the taxes that the director may incur as a result of the payment of taxes by us, subject to the aggregate amount limitations described above in “Compensation Discussion and Analysis”, if applicable.

The following table sets forth information concerning the compensation of each of our non-employee directors for the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)(1)		Total ($)
Matthew W. Calkins	140,000	—		140,000
Robert H. Epstein	100,000	27,808	(2)	127,808
David W. LaRue	150,000	4,808		154,808
Jarrod M. Patten	160,000	21,728	(3)	181,728
Carl J. Rickertsen	130,000	7,488		137,488
Thomas P. Spahr	100,000	6,189		106,189

(1)	All Other Compensation includes the value of perquisites and other personal benefits for the director, as well as “gross-ups” and other amounts reimbursed during the fiscal year for the payment of taxes, but does not include perquisites and other personal benefits for the director if the total value of all perquisites and other personal benefits for such director in a given fiscal year was less than $10,000. To determine the value of each individual perquisite or benefit, we use the higher of (i) aggregate incremental cost or (ii) compensation imputed to the director for tax purposes. For the fiscal year ended December 31, 2012, the total value of all perquisites and other personal benefits for each director, other than Messrs. Epstein and Patten, was less than $10,000, and accordingly, the figures shown in this column, except with respect to Messrs. Epstein and Patten, represent only amounts reimbursed to the applicable director for the fiscal year for the payment of taxes.

(2)	Amount shown for Mr. Epstein includes (i) $6,973, which represents the aggregate incremental cost of Mr. Epstein’s participation in Meeting Activities; (ii) $972, which represents the aggregate incremental cost of Mr. Epstein’s participation in Company-Sponsored Activities; (iii) $2,533, which represents compensation imputed to Mr. Epstein in connection with Mr. Epstein’s personal use of Company Aircraft; and (iv) a cash payment of $17,330 for reimbursement of taxes incurred in connection with Mr. Epstein’s participation in Meeting Activities and Company-Sponsored Activities and personal use of Company Aircraft. Mr. Epstein’s personal use of Company Aircraft in 2012 resulted in no aggregate incremental cost to the Company.

(3)	Amount shown for Mr. Patten includes (i) $8,783, which represents the aggregate incremental cost of Mr. Patten’s participation in Meeting Activities; (ii) $2,972, which represents compensation imputed to Mr. Patten in connection with Mr. Patten’s personal use of Company Aircraft; and (iii) a cash payment of $9,973 for reimbursement of taxes incurred in connection with Mr. Patten’s participation in Meeting Activities and personal use of Company Aircraft. Mr. Patten’s personal use of Company Aircraft in 2012 resulted in no aggregate incremental cost to the Company.

Equity Compensation Plan Information

The following table provides information about the class A common stock of the Company authorized for issuance under our equity compensation plans as of December 31, 2012:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (#)
Equity compensation plans approved by stockholders(1)	16,407	20.81	—
Equity compensation plans not approved by stockholders	—	—	—

Total	16,407	20.81	—

(1)	Relates to our Second Amended and Restated 1999 Stock Option Plan, under which we are no longer authorized to issue options.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors acts under a written charter most recently amended and restated on July 30, 2010. Each member of the Audit Committee meets the Nasdaq Marketplace Rules definition of “independent” for audit committee purposes, as well as the independence requirements of Rule 10A-3 under the Securities Exchange Act.

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2012 and discussed these financial statements with the Company’s management. Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with the Company’s management, internal accounting, financial and auditing personnel and the independent registered public accounting firm, the following, among other things:

•	the plan for, and the independent registered public accounting firm’s report on, each audit of the Company’s financial statements;

•	the Company’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

•	changes in the Company’s accounting practices, principles, controls, or methodologies;

•	management’s selection, application, and disclosure of critical accounting policies;

•	significant developments or changes in accounting rules applicable to the Company; and

•	the adequacy of the Company’s internal controls and accounting, financial, and auditing personnel.

Through periodic meetings during the fiscal year ended December 31, 2012 and the first quarter of 2013, the Audit Committee discussed the following significant items with management and Grant Thornton with respect to the Company’s financial statements for the fiscal year ended December 31, 2012:

•	significant revenue contracts;

•	significant and complex transactions;

•	significant accounting and reporting issues and policies;

•	quarterly business results and financial statements; and

•	legal claims and other loss contingencies.

During the fiscal year ended December 31, 2012 and the first quarter of 2013, the Audit Committee performed the following, among other, functions:

•	selected Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2012;

•	monitored the annual independent audit by Grant Thornton for the fiscal year ended December 31, 2012;

•	pre-approved all audit and permitted non-audit services to be provided to the Company by Grant Thornton;

•	reviewed the Company’s risk assessment and management procedures, including the Company’s enterprise risk management policies, practices, and procedures;

•	oversaw the Company’s internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•

reviewed and considered whether to approve any related party transactions with any director or executive officer of the Company and any related person transactions pursuant to the Company’s Related Person Transactions Policy; and

•

reviewed quarterly reports as required by the Company’s Board of Directors regarding significant revenue contracts requiring advance approval from the Audit Committee, litigation and regulatory matters, and the status of internal controls and procedures.

During the fiscal year ended December 31, 2012, the Audit Committee also met in separate sessions with Grant Thornton, the Company’s Chief Financial Officer, the General Counsel, the Vice President, Risk Management, the then Vice President, Finance & Worldwide Controller, the Vice President, Worldwide Revenue Recognition, and the Vice President, Internal Audit.

Management represented to the Audit Committee that the Company’s financial statements relating to the fiscal year ended December 31, 2012 had been prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee also reviewed and discussed with Grant Thornton the audited financial statements and the matters required by Professional Standard AU 380 (Communication With Audit Committees) (“AU 380”). AU 380 requires the Company’s independent registered public accounting firm to discuss with the Company’s Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•

the process used by management in formulating particularly sensitive accounting estimates and the basis for the independent registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•

disagreements, if any, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements (there were no such disagreements).

Grant Thornton also provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence. Accordingly, the Audit Committee discussed with Grant Thornton its independence from the Company.

Based on its discussions with management and Grant Thornton, as well as its review of the representations and information provided by management and Grant Thornton, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

By the Audit Committee of the Board of Directors of MicroStrategy Incorporated.

David W. LaRue

Matthew W. Calkins

Jarrod M. Patten

PROPOSAL 2

RATIFICATION OF THE SELECTION OF KPMG LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013

Selection of Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2013

The Audit Committee has selected, and the Board of Directors has ratified the Audit Committee’s selection of, the firm of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Although stockholder approval of the selection of KPMG is not required by law, the Company believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its selection of KPMG.

The Audit Committee completed a competitive process to select the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. The Audit Committee invited several firms to participate in this process. As a result of this process, on March 21, 2013, the Audit Committee selected KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, and dismissed Grant Thornton LLP from service as the Company’s independent registered public accounting firm. The Company formally engaged KPMG on March 26, 2013.

Grant Thornton’s reports on the Company’s financial statements as of and for the fiscal years ended December 31, 2012 and 2011 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. Grant Thornton’s audit reports on the effectiveness of internal control over financial reporting as of December 31, 2012 and 2011 did not contain any adverse opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2012 and 2011 and the subsequent interim period through March 21, 2013, there were (i) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to the subject matter of the disagreement in its reports on the Company’s consolidated financial statements and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

During the fiscal years ended December 31, 2012 and 2011 and the subsequent interim period through March 26, 2013, neither the Company, nor anyone on its behalf, consulted KPMG regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company by KPMG that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Fees and Services

Aggregate fees for professional services rendered by Grant Thornton to us for work performed during and related to the fiscal years ended December 31, 2012 and 2011 are summarized in the table below.

Fee Category	2012 ($)	2011 ($)
Audit Fees	1,685,221	1,543,235
Audit-Related Fees	20,000	20,000
Tax Fees	—	20,000
All Other Fees	136,575	—

Total Fees	1,841,796	1,583,235

Audit Fees. This category includes fees for professional services rendered for the audits of our consolidated financial statements and statutory and subsidiary audits, services related to Sarbanes-Oxley Act compliance, and assistance with review of documents filed with the SEC.

Audit-Related Fees. This category includes fees for assurance and related services, employee benefit plan audits, accounting consultations, and consultations concerning financial and accounting and reporting standards.

Tax Fees. This category includes fees for international payroll and sales and use tax consultations.

All Other Fees. This category includes fees for review and attestations with respect to our cloud-based offerings.

Audit Committee Pre-Approval Policies and Procedures

During the fiscal years ended December 31, 2012 and 2011, the Audit Committee pre-approved all services (audit and non-audit) provided to MicroStrategy by our independent registered public accounting firm. In situations where a matter cannot wait until a full Audit Committee meeting, the Chairman of the Audit Committee has authority to consider and, if appropriate, approve audit and non-audit services. Any decision by the Chairman of the Audit Committee to pre-approve services must be presented to the full Audit Committee at its next scheduled quarterly meeting. The Audit Committee requires us to make required disclosure in our SEC periodic reports relating to the approval by the Audit Committee of audit and non-audit services to be performed by the independent registered public accounting firm and the fees paid by us for such services. All fees related to services performed by Grant Thornton during the fiscal years ended December 31, 2012 and 2011 were approved by the Audit Committee.

OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone and personal interviews, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians, and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to us at the following address: MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182, Attention: Investor Relations, or by calling 703-848-8600. Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact us at the above address and phone number.

Stockholder Proposals

Proposals of stockholders intended to be presented at the 2014 Annual Meeting of Stockholders, including director nominations described above under the caption “Director Candidates,” must be received by us at our principal offices, 1850 Towers Crescent Plaza, Tysons Corner Virginia 22182 by December 24, 2013 for inclusion in the proxy materials for the 2014 Annual Meeting of Stockholders. MicroStrategy suggests that proponents submit their proposals by certified mail, return receipt requested, addressed to the Secretary of the Company.

If a stockholder wishes to present a proposal before the 2014 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice by March 9, 2014, and if a stockholder fails to provide such timely notice of a proposal to be presented at the 2014 Annual Meeting of Stockholders, the proxies designated by the Board of Directors will have discretionary authority to vote on any such proposal.

By Order of the Board of Directors,

Sanju K. Bansal
Vice Chairman, Executive Vice President
and Secretary

April 17, 2013

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN IF THEY HAVE SENT IN THEIR PROXIES.

PROXY

MICROSTRATEGY INCORPORATED

Proxy for the Annual Meeting of Stockholders to be held on Wednesday, May 15, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, hereby appoint(s) Michael J. Saylor, Jonathan F. Klein, Paul N. Zolfaghari, and Douglas K. Thede, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of stock of MicroStrategy Incorporated (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at MicroStrategy’s offices, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182, on Wednesday, May 15, 2013 at 10:00 a.m., local time, and at any adjournment thereof (the “Meeting”).

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting.

This proxy, when properly delivered, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” Proposals 1 and 2. This proxy may be revoked by the undersigned at any time before its exercise by delivery of written revocation or a subsequently dated proxy card to the Secretary of the Company or by voting in person at the Meeting.

(Continued and to be signed on the reverse side)

Annual Meeting of Stockholders of

MICROSTRATEGY INCORPORATED

May 15, 2013

Please fill in, date, sign, and mail your proxy card in the

enclosed postage-paid return envelope as soon as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1.	To elect the following eight (8) directors for the next year.

NOMINEES:

¡	Michael J. Saylor

¡	Sanju K. Bansal

¡	Matthew W. Calkins

¡	Robert H. Epstein

¡	David W. LaRue

¡	Jarrod M. Patten

¡	Carl J. Rickertsen

¡	Thomas P. Spahr

[    ] FOR ALL NOMINEES

[    ] WITHHOLD AUTHORITY FOR ALL NOMINEES

[    ] FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

For            Against             Abstain

[    ]             [    ]                 [    ]

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [    ]

Signature of Stockholder                                          Date:

Signature of Stockholder                                          Date:

Note:

Please sign exactly as your name or names appear on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.